SHARE PURCHASE AGREEMENT

AMONG

KG MINERA LM S.A.

– AND –

KINROSS GOLD CORPORATION

– AND –

TECK COMINCO LIMITED

– AND –

TECK GOLD LTD.

– AND –

TECK GOLD LTD., AGENCIA CHILE

MADE AS OF
JANUARY 6, 2009

Table of Contents

Page

ARTICLE 1	INTERPRETATION		2

	1.01	Definitions	2
	1.02	Headings	14
	1.03	Extended Meanings	14
	1.04	Accounting Principles	14
	1.05	Currency	14
	1.06	Spanish Language Documents	14
	1.07	Schedules and Exhibits	15

ARTICLE 2	PURCHASE, SALE OF PURCHASED SHARES AND SUBSCRIPTION FOR KINROSS SHARES		15

	2.01	Purchase and Sale, Purchase Price	15
	2.02	Subscription for Kinross Shares	16
	2.03	Payment of Purchase Price and Subscription Price	16
	2.04	Pre-Closing Date and Closing	16
	2.05	Pre-Closing and Closing Deliveries and Procedures	17

ARTICLE 3	CONDITIONS		20

	3.01	Conditions for the Benefit of the Kinross Companies	20
	3.02	Conditions for the Benefit of the Teck Companies	21
	3.03	Cooperation and Procedure for Satisfaction of the Conditions	22

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE TECK COMPANIES		23

	4.01	General Representations and Warranties Relating to the Teck Companies	23
	4.02	Representations and Warranties Pertaining to Minera	25

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE KINROSS COMPANIES		31

	5.01	Representations and Warranties of the Kinross Companies	31

ARTICLE 6	INDEMNITIES AND COVENANTS		32

	6.01	Teck Companies’ Indemnities	32
	6.02	Indemnity of the Kinross Companies	33
	6.03	Exclusive Remedies	33
	6.04	Representations and Warranties of the Teck Companies	34

-i-

Table of Contents

(continued)

Page

	6.05	Representations and Warranties of the Kinross Companies	34
	6.06	Compliance Verification and Continued Access	34
	6.07	Interim Period	34
	6.08	Certain Actions	36
	6.09	Public Announcements, Confidential Information and Remedies	37
	6.10	Registration of NSR Royalty	38

ARTICLE 7	LIMITATIONS OF LIABILITY AND CARRIAGE OF ACTIONS		38

	7.01	Limitation of Liability	38
	7.02	Notice and Defence of Third Party Claims	40

ARTICLE 8	GENERAL		40

	8.01	Further Assurances	40
	8.02	Time of the Essence	40
	8.03	Commissions	40
	8.04	Dispute Resolution	40
	8.05	Fees and Expenses	41
	8.06	Benefit of the Agreement	41
	8.07	Entire Agreement	41
	8.08	Amendments and Waiver	42
	8.09	Assignment	42
	8.10	Notices	42
	8.11	Governing Law	43
	8.12	Attornment	43
	8.13	Counterparts and Faxed Signatures	43
	8.14	Paramountcy	43
	8.15	Severability	44

-ii-

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of January 6, 2009;

AMONG:

KG MINERA LM S.A., a corporation existing under the laws of Chile (the “Purchaser”),

- and -

KINROSS GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario (“Kinross”),

- and -

TECK COMINCO LIMITED, a corporation incorporated under the laws of Canada (“Teck Cominco”),

- and -

TECK GOLD LTD., a corporation incorporated under the laws of Bermuda (“Teck Gold”),

- and -

TECK GOLD LTD., AGENCIA CHILE, a branch of Teck Gold established under the laws of Chile (“Teck Chile”),

WHEREAS:

A.     Teck Gold, through its Chilean branch office (being, “Teck Chile”), owns 60% (subject to certain adjustments in respect of the capitalization of Long-term Credits) of the issued and outstanding shares (being, the Teck Chile Shares) of Minera Santa Rosa SCM (“Minera”);

B.     Minera owns the Project located in the Maricunga Area of Chile;

C.     Teck Exploraciones Mineras Chile Ltda. (“Teck Exploraciones”) acts as the manager of operations, directly or indirectly through Minera, of the Project;

D.     Teck Chile desires to sell the Teck Chile Shares, and the Purchaser desires to purchase the Teck Chile Shares, all upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning;

(b)	“Agreement” means this agreement and the Schedules and Exhibits attached hereto and all amendments, restatements or replacements made hereto by written agreement between the Parties;

(c)	“Ancillary Indemnity” means the additional indemnity to be provided by the Teck Companies to the Purchaser in respect of certain matters, and certain other agreements from the Purchaser;

(d)

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Body which, although not necessarily having the force of law, is regarded by such Governmental Body as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;

(e)	“Assets” means all of the property (whether real or personal, tangible or intangible), rights, interests, entitlements and undertaking of Minera, including:

	(i)	the Books and Records;

	(ii)	the Concessions;

	(iii)	the Land;

	(iv)	the Water Rights;

(v) the Equipment;

(vi) all related Governmental Approvals; and

(vii) all related information relating to the Business, Minera or the Assets in any form;

(f)	“Balance Sheets” means the balance sheets of Minera as at December 31, 2005, 2006 and 2007, each of which forms part of the Financial Statements;

(g)

“Books and Records” means all technical, financial, accounting, business, Tax and employee information, records and files, in any form whatsoever (including written, printed or electronic form) of Minera, including the Financial Statements, regulatory filings and returns, books of account and related original source documentation, actuarial, tax and accounting information, geological and metallurgical data, reports, files, lists, drawings, plans, logs, briefs, computer program documentation, employee data and records, deeds, certificates, contracts, surveys, title and legal opinions, records of payment, asset documentation, written employment manuals and employment policies;

(h)

“Business” means the business and activities carried on by Minera, including the ownership of the Project and the exploration, evaluation, environmental assessment, permitting and related activities thereon;

(i)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada, Vancouver, Canada or Santiago, Chile;

(j)	“Canadian Escrow Agent” means LML&S Service Inc., 1500-1055 West Georgia Street, Vancouver, BC, Canada, V6E 4N7, acting as agent for the Parties;

(k)	“Canadian Escrow Agreement” means the escrow agreement in substantially the form of Exhibit 1.01(k);

(l)

“Claim” means any claim of any nature whatsoever, including any written demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

(m)	“Claimants” means Purchaser Claimants or Teck Companies Claimants, as the case may be, and “Claimant” means any one of the foregoing;

(n)

“Closing Date” means January 8, 2009 or such earlier or later date, but no later than January 15, 2009 as the Parties may agree in writing, and “Closing” means the release from escrow of the Purchase Price (which included the Subscription Price) and other documents as per the Canadian Escrow Agreement and the completion of the transactions of purchase and sale contemplated herein on such date;

(o)

“Closing Opinion” means with respect to any Party hereto, an opinion of counsel to such Party in the jurisdiction of its incorporation or formation as to the incorporation or formation, existence and capacity of such Party, its authorization, execution and delivery of this Agreement and any other Transaction Document to which it is a party, the enforceability of such Transaction Documents against such Party, and as to such other matters as the to recipient(s) of such opinion may reasonably request and which are customarily addressed in opinions delivered on completion of transactions of the nature contemplated herein;

(p)

“Concessions” means all exploration permits, exploration concessions, exploitation concessions and any gaps or fractions between such permits or concessions (referred to as demasia) relating to the Business, whether constituted or in the process of being constituted, and held by or for the benefit of Minera, including those Fairly Disclosed in the Disclosed Data, and any other permits, concessions or demasia (including any resulting from overlapping or overstaking) or right thereto (including any future right) located within the area covered by the aforesaid permits, concessions and demasia and owned directly or indirectly by Minera or any of its Directors, officers or employees or otherwise for the benefit of Minera;

(q)	“Confidentiality Agreement” means the agreement dated September 26, 2008 between Teck Cominco and Kinross;

(r)	“Contract” means any written agreement, arrangement or commitment, to which Minera is a party or by which the Assets are bound;

(s)	“Corporation” means a corporation, incorporated company, limited liability company, sociedad contractual minera, sociedad de responsabilidad limitada, sociedad por acciones or sociedad anónima;

(t)

“Director” means, with respect to a Corporation, a member of the board of directors of the Corporation and includes, where permitted under Applicable Law, any alternate who is duly authorized to represent such member at meetings of the board of directors;

(u)

“Disclosed Data” means the written information, data or documents relating to or in connection with Minera, the Business or any of the Assets or the purchase and sale of the Purchased Shares, that was made available to Kinross and its Affiliates and their respective representatives, on Teck Cominco’s Merrill Corporation Data Site (Project Gold [Teck]), or was otherwise communicated electronically or in writing by the Teck Companies to Kinross and its Affiliates, at any time prior to the date hereof;

(v)	“Easements” means any easement, right of way, servitude or other similar interest of Minera in or over any real property, including the Easements Fairly Disclosed in the Disclosed Data;

(w)

“Environmental Laws” means any Applicable Law or other official requirement of any Governmental Body and any published judicial or administrative interpretation thereof, regulating, relating to or imposing liability or standards of conduct concerning: (i) the environment, human health or safety, or emissions, discharges, releases or threatened releases into the environment (including, ambient air, surface water, underground water, noise and land), (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste, waste water, pollutants, contaminants, chemicals or any Hazardous Material, (iii) the reclamation or remediation of disturbed land, or (iv) the protection or relocation of local inhabitants, flora, fauna, archaeological sites, national or natural monuments and protected areas such as natural parks;

(x)

“Equipment” means all drilling, exploration, transportation and ancillary equipment used in operations relating to the Business or otherwise owned by Minera, including the equipment Fairly Disclosed in the Disclosed Data;

(y)	“Escrow Release Notification” has the meaning ascribed thereto in subsection 2.03(1) and to be in substantially the form as attached to the Canadian Escrow Agreement;

(z)	“Fairly Disclosed” means disclosed in sufficient detail to enable a reasonable purchaser to assess the matter in question;

(aa)

“Financial Statements” means the audited annual financial statements of Minera for each of the fiscal years ended December 31, 2006 and 2007, consisting of a balance sheet as at each of those dates, a statement of income and a statement of cash flows for the periods ended on each of those dates, and all notes thereto and reports of the auditors thereon, copies of which are included in the Disclosed Data;

(bb)

“Governmental Approval” means any authorization, consent, approval, licence, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, notice declaration or evidence of authority issued or granted to, conferred upon or otherwise created for or in respect of Minera, the Business or the Assets by any Governmental Body or otherwise under Applicable Law, including fiscal stability certificates and environmental assessment approvals;

(cc)

“Governmental Body” means any national, state, regional, municipal or local governmental department, commission, board, bureau, agency, authority or instrumentality of Chile or any political subdivision thereof, and any Person exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person Controlled by any of the foregoing;

(dd)	“Gross Negligence” means the intentional failure to perform a manifest duty in reckless disregard of the consequences;

(ee)

“Hazardous Materials” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law;

(ff)	“Interim Period” means the period commencing on the Signature Date and ending on the Closing Date;

(gg)	“Kinross” has the meaning ascribed thereto in the recitals to this Agreement;

(hh)	“Kinross Chilean Counsel” means Claro y Cia, Apoquindo 3721, 13th Floor, Santiago, Chile, attention: Felipe Larrain;

(ii)	“Kinross Companies” means, collectively, Kinross and the Purchaser;

(jj)	“Kinross Consent” means the consent from Kinross’ lending syndicate in respect of the transactions contemplated by this Agreement;

(kk)

“Kinross MAE” means any state of facts, change, occurrence, event, violation, inaccuracy, circumstance or effect that, either individually or in the aggregate are, or could reasonably be expected to be, material and adverse to Kinross and its Affiliates, taken as a whole, the business, operations, results of operations, prospects, properties, assets, or financial condition of Kinross and its Affiliates, taken as a whole, each either considered as a whole or collectively in their entirety, as the case may be; provided, however, that states of fact, changes, occurrences, events, violations, inaccuracies, circumstances, or effects relating to:

(i)

changes in general economic or political conditions, whether domestic or international in either case, including changes or disruptions in financial, currency exchange, real property, labour or commodities markets, except to the extent that such changes adversely affect the business of Kinross and its Affiliates (taken as a whole) or the assets of Kinross and its Affiliates (taken as a whole), as the case may be with a materially disproportionate effect than it affects other operators of a similar business;

(ii)

acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the business of Kinross and its Affiliates (taken as a whole) or the assets of Kinross and its Affiliates (taken as a whole), as the case may be, with a materially disproportionate effect than it affects other operators of a similar business;

(iii)

changes in Applicable Law or changes in generally accepted accounting principles, except to the extent that such changes in Applicable Law or changes in generally accepted accounting principles adversely affect the business of Kinross and its Affiliates (taken as a whole) or the assets of Kinross and its Affiliates (taken as a whole), as the case may be, with a materially disproportionate effect than it affects other operators of a similar business;

(iv)

changes affecting generally any of the industries in which the assets of Kinross and its Affiliates are being employed (including the industries represented by the business of Kinross and its Affiliates), including changes due to disruption of power, utilities, supply and transportation systems, except to the extent that such changes adversely affect the business of Kinross and its Affiliates (taken as a whole) or the assets of Kinross and its Affiliates (taken as a whole), as the case may be, with a materially disproportionate effect than it affects other operators of a similar business;

(v)

the announcement or pendency of the transactions contemplated by this Agreement or other communication by Kinross of its plans or intentions with respect to Minera generally, or to any of the Assets, or any elements of the Business, specifically;

	(vi)	the consummation of the transactions contemplated by this Agreement or any actions by Kinross or the Teck Companies taken pursuant to or in light of this Agreement;

	(vii)	any change in the market price or trading volume of any of the securities of Kinross or any Affiliate of Kinross;

	(viii)	any change in climate or weather; or

	(ix)	any matter of which the Teck Companies have knowledge on the date of this Agreement,

will be deemed not to constitute a “Kinross MAE” and will not be considered in determining whether a “Kinross MAE” has occurred;

(ll)

“Kinross Public Documents” means all forms, reports, schedules, statements and other documents filed by Kinross since January 1, 2008, with all applicable securities regulatory authorities, the TSX, the NYSE and all applicable self-regulatory organizations;

(mm)	“Kinross Shares” means the common shares of Kinross;

(nn)	“Knowledge” means:

(i)

in respect of the Teck Companies, the knowledge of Dave Drake (Senior Evaluation Engineer Business Development of Teck Cominco), Gary Jones (Vice President Business Development of Teck Cominco and Director of Minera), Héctor De Las Peñas (Manager of Administration and Property, Teck Exploraciones), Garry Davies (Environmental Manager), Peter Rozee (Senior Vice President Commercial Affairs of Teck Cominco and Alternate Director of Minera), Ron Vance (Senior Vice President Business Development of Teck Cominco) and Joe Ruetz (Director of Minera) after reasonable inquiry, in their respective capacities as employees, officers and/or Directors of the Teck Companies or their Affiliates and Directors of Minera, as applicable, and not in their respective personal capacities; and

(ii)

in respect of the Kinross Companies, the knowledge of Thomas B. Elliott (Vice President, Corporate Development of Kinross), Nicholas J. Hayduk (Vice President, Legal of Kinross), Pier Fiorino (Vice President, Tax of Kinross) and Manuel Jose Fernandez, General Counsel Andean Region of Kinross Minera Chile Limitada, after reasonable inquiry, in their respective capacities as employees of Kinross or its Affiliate, as the case may be, and not in their respective personal capacities;

for greater certainty, where the phrase "to the Knowledge” qualifies a particular representation or warranty in the Agreement, such representation or warranty shall not be breached as a result of any fact or state of affairs that is not within the Knowledge of such Party;

(oo)

“Land” means all right, title or interest of Minera in real property, including the real property Fairly Disclosed in the Disclosed Data, as well as surface rights, easements (including the Easements), rights of way and leasehold interests, and all buildings, erections, structures, improvements and fixtures thereon;

(pp)

“Lien” means with respect to any property or asset any security interest, mortgage, pledge, prohibition, injunction (medidas precautorias), restriction, lien, charge, assignment, option, claim, promise to contract, compromise or other encumbrance or interest of any kind, upon any such property or asset, or upon the income revenue or profits therefrom, including (i) any right, to participate in revenues, profits, royalties, rents or other income in any way derived from or a attributable to such property or asset or any rights arising therefrom; (ii) any acquisition of or option or right to acquire such property or asset including upon conditional sale or other title retention agreement, device or arrangement (including any capital lease); (iii) any sale, assignment, pledge or other transfer for security of any accounts, intangibles or chattel paper, with or without recourse; and (iv) any agreement to create or grant any of the foregoing;

(qq)	“Long-term Credits” the $10,222,544.40 of capital contributions made by Teck Gold to Minera that were capitalized in Minera pursuant to Minera’s Capital Increase Deed;

(rr)

“Loss” means any loss, liability, damage, cost or expense suffered or incurred, including any penalties, interest, litigation, fees and any other costs and expenses of any assessment, judgment, settlement or compromise relating thereto;

(ss)

“Material Adverse Effect” means any state of facts, change, occurrence, event, violation, inaccuracy, circumstance or effect that, either individually or in the aggregate are, or could reasonably expected to be, material and adverse to Minera, the Business, operations, results of operations, prospects, properties, Assets, or financial condition of Minera, each either considered as a whole or collectively in their entirety, as the case may be; provided, however, that states of fact, changes, occurrences, events, violations, inaccuracies, circumstances, or effects relating to:

(i)

changes in general economic or political conditions, whether domestic or international in either case, including changes or disruptions in financial, currency exchange, real property, labour or commodities markets, except to the extent that such changes adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(ii)

acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(iii)

changes in Applicable Law or changes in generally accepted accounting principles, except to the extent that such changes in Applicable Law or changes in generally accepted accounting principles adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(iv)

changes affecting generally any of the industries in which the Assets are being employed (including the industries represented by the Business), including changes due to disruption of power, utilities,

supply and transportation systems, except to the extent that such changes adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(v)

the announcement or pendency of the transactions contemplated by this Agreement or other communication by the Kinross Companies of their plans or intentions with respect to the Business or Assets generally, or to any of the Assets, or any elements of the Business, specifically;

	(vi)	the consummation of the transactions contemplated by this Agreement or any actions by the Kinross Companies or the Teck Companies taken pursuant to or in light of this Agreement;

	(vii)	any change in the market price or trading volume of any of the securities of the Kinross Companies;

	(viii)	any change in climate or weather; or

	(ix)	any matter of which the Kinross Companies have Knowledge on the Signature Date of this Agreement,

will be deemed not to constitute a “Material Adverse Effect” and will not be considered in determining whether a “Material Adverse Effect” has occurred.

(tt)	“Material Contracts” has the meaning set forth in subsection 4.02(5)(a) hereof;

(uu)	“Minera” has the meaning ascribed thereto in the recitals to this Agreement;

(vv)

“Minera’s Capital Increase Deed” means the public deed containing Minera’s shareholders’ resolution to increase the capital of Minera and issuing additional shares subscribed and paid for by Teck Chile by means of capitalizing the Long Term Credits, substantially the form of Exhibit 1.01(vv);

(ww)	“Minority Purchaser” has the meaning ascribed thereto in subsection 2.01(2);

(xx)	“Most Recent Balance Sheet” means the Balance Sheet of Minera as at December 31, 2007;

(yy)	“NSR Agreement” means the net smelter royalty agreement setting out the terms of the NSR Royalty in the form of Exhibit 1.01(yy);

(zz)	“NSR Deed” means the Spanish language deed in respect of the NSR Royalty;

(aaa)	“NSR Royalty” means the net smelter return royalty payable to Teck Chile by the Purchaser and Minera, as joint obligors, pursuant to the terms of the NSR Agreement;

(bbb)	“NYSE” means the New York Stock Exchange;

(ccc)	“Parties” means the parties to this Agreement and “Party” means any one of them;

(ddd)

“Person” means an individual, a partnership, a Corporation, a Governmental Body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing “Person” have similar meaning;

(eee)	“Pre-Closing Date” means January 6, 2009, or such other date before the Closing Date that the Parties agree upon where the documents set out in subsection 2.05 are delivered to the applicable Parties;

(fff)	“Project” means the gold project located in the Maricunga Area of Chile commonly known by the Parties as the “Lobo Marte Project”;

(ggg)	“Purchase Price” has the meaning given to such term in subsection 2.01(3);

(hhh)

“Purchased Shares” means the Teck Chile Shares, together with all rights of the Teck Companies to acquire any other shares of, or equity interests in, Minera, all rights relating to any capital contributions made to Minera (whether reflected as aportes al patrimonio, as aportes a cuenta de futuros aumentos de capital, or otherwise), in respect of which shares or equity interests have not been issued, all rights pursuant to the Shareholders’ Agreement and all rights which any of the Teck Companies have relating thereto;

(iii)	“Purchaser” has the meaning ascribed thereto in the recitals to this Agreement;

(jjj)	“Purchaser Claimants” has the meaning given to such term in section 6.01;

(kkk)	“Purchaser’s Counsel” means Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2800, Commerce Court West, Toronto, Ontario, M5L 1A9, attention: Jeff Lloyd;

(lll)	“Regulatory Approval” means the approvals, consents, rulings, authorizations, notices, permits or acknowledgements listed in Schedule 1.01(lll);

(mmm)

“Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S-5 and the rules, regulations and published policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

(nnn)	“Securities Laws” means the Securities Act and all other applicable provincial securities laws, rules and regulations and published policies thereunder in Canada;

(ooo)

“Shareholders’ Agreement” means the shareholders agreement dated as of December 5, 1996 among Teck Cominco, Teck Gold, Anglo American Norte S.A. (formerly named Empresa Minera de Mantos Blancos S.A.), Minera Anglo American Chile Limitada and Minorco Inversud S.A. (formerly named Inversiones Sudamericana S.A.);

(ppp)	“Share Transfer Deed” means the transfer deed in respect of the Purchased Shares to be filed with the Mining Registrar of Santiago, Chile in the form of Exhibit 1.01(ppp);

(qqq)

“Share Transfer Opinion” means, with respect to the sale and transfer of the Purchased Shares to the Purchaser as contemplated herein, an opinion of the Teck Companies’ Chilean Counsel to Teck Cominco and of the Kinross Chilean Counsel to the Kinross Companies confirming (i) the satisfaction of all requirements under Applicable Law and Minera’s constituting documents necessary to duly transfer to and register the Purchased Shares in the name of the Purchaser free and clear of any Liens other than any Liens noted in the Share Transfer Deed, with certain exceptions which will take place after Closing, (ii) the receipt of all Regulatory Approvals, and (iii) such other matters concerning the Teck Companies, the Purchased Shares and the transfer thereof, and Minera as are customarily addressed in opinions delivered on the completion of transactions of the nature contemplated herein;

(rrr)	“Signature Date” means the date that this Agreement is fully signed by all of the Parties;

(sss)

“Subscription Agreement” means a subscription agreement in form satisfactory to Kinross, acting reasonably, evidencing the Teck Companies’ irrevocable subscription to purchase 5,604,484 Kinross Shares for the Subscription Price;

(ttt)	“Subscription Price” has the meaning given to such term in subsection 2.02;

(uuu)

“Taxes” means all taxes, levies, duties, imposts, mining licences (patentes mineras), mining canon (canon minero) royalties, fees, deductions, charges or withholdings of any kind whatsoever including taxes withheld or required to be withheld on payments to non-residents of Chile, national, provincial and municipal patents (patentes municipales) or taxes, sales, gross or net income, receipts, value added, use, franchise, payroll, capital (including any taxes arising from a failure to meet the Chilean thin capitalization rules), excise, goods and services, property or windfall profit or mining operations taxes, stamp, transfer, registration or similar documentary charges, customs duties, health and social security contributions, employment insurance premiums and any other withholdings or deductions relating to employees and all liabilities with respect thereto, including any interest, fines, penalties, surtaxes, charges, additions to tax or additional amounts and loss of relief in respect of any of the foregoing, imposed by any taxing or social security authority, body or instrumentality (whether domestic or foreign) upon a Party hereto;

(vvv)	“Tax Returns” means all reports, returns and other documents filed or required to be filed by Minera in respect of Taxes;

(www)	“Teck Chile” has the meaning ascribed thereto in the recitals to this Agreement;

(xxx)

“Teck Chile Shares” means the 29,299,519 common shares of Minera owned by Teck Chile, which amount includes those issued in respect of the capitalization of the Long-term Credits, and which are to be sold by it to the Purchaser, as described in Section 2.01(1);

(yyy)	“Teck Chile’s Share Transfer Deed” means the transfer deed in respect of the transfer of the Teck Chile Shares from Teck Gold to Teck Chile to be filed with the Mining Registrar of Santiago, Chile;

(zzz)	“Teck Cominco” has the meaning ascribed thereto in the recitals to this Agreement;

(aaaa)	“Teck Companies” means, collectively, Teck Cominco, Teck Gold, Teck Chile and Teck Exploraciones;

(bbbb)	“Teck Companies’ Chilean Counsel” means Carey y Cia Ltda., Santiago, Chile, attention: Rafael Vergara;

(cccc)	“Teck Companies Claimants” has the meaning given to such term in section 6.02;

(dddd)	“Teck Exploraciones” has the meaning ascribed thereto in the recitals to this Agreement;

(eeee)	“Teck Gold” has the meaning ascribed thereto in the recitals to this Agreement;

(ffff)	“Third Party” means any Person other than a Party;

(gggg)	“Third Party Claim” means any Claim asserted by a Third Party against a Purchaser Claimant or a Teck Companies’ Claimant, as the case may be;

(hhhh)	“Time of Closing” means 11:00 a.m. (Toronto time) on the Closing Date;

(iiii)

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the NSR Agreement, the Ancillary Indemnity, the Canadian Escrow Agreement, the Subscription Agreement and all agreements, instruments, documents, public deeds and certificates entered into or delivered by the Parties pursuant to or relating to the transactions contemplated by this Agreement;

(jjjj)	“TSX” means the Toronto Stock Exchange;

(kkkk)

“Water Rights” means: (i) all registered and non-registered concessions and other rights (including all rights that may be acquired from water right concession applications in progress as of the Time of Closing) held by or contracted to Minera to remove or divert from its natural source and to use water granted by any Persons to Minera, including those rights pursuant to the permits, licences or other authorizations Fairly Disclosed in the Disclosed Data, and (ii) all rights and approvals related thereto, such as rights and approvals to access water and to locate equipment and other hydrological works necessary to access and transport water; and

(llll)

“Withholding Tax” means the amount of any Taxes and other deductions required to be withheld by the Purchaser from the Purchase Price and paid to the relevant taxing authorities, all in accordance with Applicable Law.

1.02	Headings

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and sections are to Articles and sections of this Agreement.

1.03	Extended Meanings

In this Agreement: (a) words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (b) the term “including” means “including without limiting the generality of the foregoing”.

1.04	Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the accounting principles generally accepted in Chile and from time to time approved by the Chilean Accountants’ Association (Colegio de Contadores de Chile A.G.), or any successor association or board as applicable.

1.05	Currency

Unless otherwise indicated, all references to currency herein are to lawful money of the United States.

1.06	Spanish Language Documents

Subject to section 8.14, the English language version of the Share Transfer Deed is provided for convenience only and in the event of any inconsistency between the Spanish language and English language versions or any dispute with respect to such documents, the operative provisions of the Spanish language versions shall prevail.

1.07	Schedules and Exhibits

(1)     The following are the Schedules annexed hereto and deemed to be part hereof:

Schedule 1.01(lll)	–	Regulatory Approvals; and
Schedule 7.02	–	Notice and Defence of Third Party Claims.

(2)     The following are the Exhibits annexed hereto and deemed to be a part hereof:

Exhibit 1.01(k)	–	Canadian Escrow Agreement;
Exhibit 1.01(yy)	–	Form of NSR Agreement;
Exhibit 1.01(ppp)	–	Form of Share Transfer Deed;
Exhibit 2.05(7)(c)	–	Teck Companies’ Bring-Down Certificate;
Exhibit 2.05(7)(d)	–	Teck Companies’ Corporate Certificates;
Exhibit 2.05(7)(e)(i)	–	Form of Director and Officer Resignation and Release;
Exhibit 2.05(7)(e)(ii)	–	Form of Minera Santa Rosa Release to Directors and Officers;
Exhibit 2.05(7)(f)(i)	–	Form of Teck Companies’ Release;
Exhibit 2.05(7)(f)(ii)	–	Form of Minera Santa Rosa Release to Teck Companies;
Exhibit 2.05(8)(b)	–	Form of Kinross Companies’ Bring-Down Certificate;
and
Exhibit 2.05(8)(c)	–	Form of Kinross Companies’ Corporate Certificate.

(3)     Capitalized terms used, but not otherwise defined, in the Schedules or the Exhibits have the meanings given to them in this Agreement.

ARTICLE 2
PURCHASE, SALE OF PURCHASED SHARES
AND SUBSCRIPTION FOR KINROSS SHARES

2.01	Purchase and Sale, Purchase Price

(1)     Teck Gold and the Purchaser, before the Pre-Closing Date, capitalized the Long-term Credits and caused Minera to issue additional shares in respect of such capitalization, and such additional shares are included in the definition of “Purchased Shares” and “Teck Chile Shares”.

(2)     Subject to the terms and conditions hereof Teck Chile shall sell and transfer the Purchased Shares to the Purchaser, less one share to be sold and transferred to TVX Minera de Chile Limitada, an Affiliate of the Purchaser (the “Minority Purchaser”) and the Purchaser and

the Minority Purchaser shall purchase and acquire the Purchased Shares at the Time of Closing and free and clear of all Liens other than any Liens noted in the Share Transfer Deed.

(3)     The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be equal to $110,000,000 (110 million dollars) in cash, plus any interest payable to Teck Chile pursuant to the terms of the Canadian Escrow Agreement, as adjusted by the NSR Royalty to be granted by the Purchaser to Teck Chile.

2.02	Subscription for Kinross Shares

Subject to the terms and conditions hereof, on the Pre-Closing Date, Teck Cominco shall subscribe to purchase from Kinross an aggregate of 5,604,484 Kinross Shares for an aggregate subscription price of $70,000,000 (70 million dollars) (the “Subscription Price”), pursuant to the Subscription Agreement and where such subscription shall occur on the Closing Date if the Closing occurs. If the Closing does not occur as set out in subsection 2.04(2), and this Agreement is terminated, the Parties acknowledge and confirm that the Subscription Agreement terminates under its terms and shall be deemed terminated, and shall be returned to Teck Cominco by Purchaser’s Counsel.

2.03	Payment of Purchase Price and Subscription Price

(1)     The cash Purchase Price shall be submitted to the Canadian Escrow Agent on the Pre- Closing Date in accordance with subsection 2.05(5)(b) and held in escrow until notified (the “Escrow Release Notification”) jointly by the Teck Companies’ Chilean Counsel and the Kinross Chilean Counsel that the requirements set out in the Escrow Release Notification have been fulfilled, and upon the Canadian Escrow Agent receiving the Escrow Release Notification, the Canadian Escrow Agent will then release the cash Purchase Price in accordance with the terms of the Canadian Escrow Agreement.

(2)     The Teck Companies shall pay or cause to be paid in full on or before the Time of Closing all amounts owing or accruing due by them or any of their Affiliates to Minera. Any such amount which is not so paid will be satisfied by the Purchaser by deducting such amount from the Purchase Price to be paid to Teck Chile on the Closing Date. The Parties shall deliver appropriate directions and receipts at the Time of Closing to document and evidence such payments.

(3)     The Purchaser and Teck Chile, shall enter into, and shall cause Minera to enter into, the NSR Agreement and the NSR Deed, on the Pre-Closing Date.

(4)     Except as otherwise provided herein, all payments under this Agreement shall be made by the Party making the payment to the Party receiving the payment by wire transfer in same day funds (whenever possible) or by certified cheque or bank draft to or to the order of the Party receiving the payment or as it may direct. Each Party that is to receive payment hereunder shall provide written instructions regarding wire transfer details to the Party making the payment not less than two (2) Business Days prior to the date that payment is to be made, or as instructed in the Canadian Escrow Agreement.

(5)     All payments required to be made hereunder shall be made in U.S. dollars.

2.04	Pre-Closing Date and Closing

(1)     The sale and purchase of the Purchased Shares shall be completed at the Closing at the offices of the Teck Companies’ Chilean Counsel. The issuance and purchase of the Kinross Shares shall be completed at the Time of Closing at the Toronto office of the Canadian Escrow Agent.

(2)     The Parties will use their best efforts to cause the Closing to occur on or before January 8, 2009, however if the Closing does not occur on or before January 15, 2009 this Agreement (other than subsection 2.04(3)) shall terminate and the Subscription Agreement shall terminate.

(3)     If the Closing does not occur on or before January 15, 2009, the Parties agree to promptly:

(a)

make all such amendments to the Shareholders’ Agreement that are necessary or desirable to ensure that the Purchaser enjoys the same benefits and incur the same liabilities under the Shareholders’ Agreement after such event as it does on the date hereof; and

(b)

execute and deliver all such further documents and instruments and do all acts and things as the Purchaser may reasonably request in writing to effectively carry out the capitalization of the long-term credits owing by Minera to the Purchaser provided that in doing so the Purchaser does not own greater than 40% of the issued shares of Minera.

2.05	Pre-Closing and Closing Deliveries and Procedures

(1)     The sale and purchase of all of the Purchased Shares and issuance and purchase of the Kinross Shares contemplated by this Agreement will be completed simultaneously and none of such transactions will be completed unless all are completed at the same time.

(2)     At or prior to the Pre-Closing Date, the applicable Teck Companies shall deliver to the Teck Companies’ Chilean Counsel:

(a)	the Share Transfer Deed, executed by the applicable Teck Companies; and

(b)	the NSR Agreement and NSR Deed executed by Teck Chile and Minera.

(3)     At or prior to the Pre-Closing Date, the Teck Companies shall deliver to the Canadian Escrow Agent:

(a)	the Canadian Escrow Agreement executed by Teck Gold and Teck Chile;

(b)	the receipt of Teck Chile of the cash Purchase Price;

(c)

the direction of Teck Cominco to the Canadian Escrow Agent under the terms of the Canadian Escrow Agreement to pay the Subscription Price (being $70,000,000 of the Purchase Price) to Kinross for the payment of the Subscription Price; and

(d)	the indemnity by Teck Cominco and Kinross to the Canadian Escrow Agreement executed by Teck Cominco (the “Escrow Agent Indemnity”).

(4)     At or prior to the Pre-Closing Date, the applicable Kinross Companies shall deliver to Teck Companies’ Chilean Counsel:

(a)	the Share Transfer Deed, executed by the applicable Kinross Companies;

(b)	the NSR Agreement and NSR Deed executed by the Purchaser; and

(c)	the Covenant and Undertaking attached to the NSR Agreement executed by each of the Purchaser and Kinross.

(5)     At or prior to the Pre-Closing Date, the Kinross Companies shall deliver to the Canadian Escrow Agent:

(a)	the Canadian Escrow Agreement executed by the Purchaser;

(b)	payment of the cash Purchase Price, payable to Teck Chile to be held in escrow until the Escrow Release Notification is received; and

(c)	the Escrow Agent Indemnity executed by Kinross.

(6)     At or prior to the Pre-Closing Date, the Teck Companies shall deliver to the Purchaser’s Counsel the Subscription Agreement.

(7)     At or prior to Pre-Closing, the Teck Companies shall deliver to the Kinross Companies the following documents which are to be held in escrow until the Closing:

(a)	a Closing Opinion and a Share Transfer Opinion of the Teck Companies’ Chilean Counsel and a Closing Opinion of Lang Michener LLP in respect of Teck Cominco;

(b)

all Books and Records that are in the possession of the Teck Companies or their Affiliates or their respective advisors or agents, as determined by the Teck Companies after using reasonable commercial efforts to identify such Books and Records;

(c)

a certificate of the President, Director, Alternate Director or other senior officer of each of Teck Cominco and Teck Gold, and of the Agent of Teck Chile, all dated as of the Pre-Closing Date in the form of Exhibit 2.05(7)(c);

(d)	a certificate of the Secretary or other officer of each of Teck Cominco and Teck Gold, and of the Agent of Teck Chile, all dated as of the Closing Date in the form of Exhibit 2.05(7)(d);

(e)	the:

(i)

written resignation of each Director and officer of Minera nominated or appointed by the Teck Companies and a duly executed release of all claims against Minera by each such Director and officer in the form of Exhibit 2.05(7)(e)(i); and

(ii) a duly executed release of all claims against each Director and officer of Minera nominated or appointed by the Teck Companies by Minera in the form of Exhibit 2.05(7)(e)(ii);

(f)	a release of claims against

(i) Minera, and termination of all Contracts between each of the Teck Companies and Minera, substantially in the form of Exhibit 2.05(7)(f)(i), duly executed by the Teck Companies; and

(ii) the Teck Companies, and termination of all Contracts between each of the Teck Companies and Minera, substantially in the form of Exhibit 2.05(7)(f)(ii), duly executed by Minera;

(g)	the Ancillary Indemnity; and

(h)	the payment of the Subscription Price, to be released by the Canadian Escrow Agent as per the Canadian Escrow Agreement.

(8)     At or prior to Pre-Closing, the Kinross Companies shall deliver to the Teck Companies the following documents which are to be held in escrow until the Closing:

(a)	a Closing Opinion and Share Transfer Opinion of the Purchaser’s Chilean counsel;

(b)	a certificate of the President or other senior officer of each of the Kinross Companies dated as of the Pre-Closing Date in the form of Exhibit 2.05(8)(b);

(c)	a certificate of the Corporate Secretary or other officer of each of the Kinross Companies dated as of the Closing Date in the form of Exhibit 2.05(8)(c);

(d)	a share certificate representing the Kinross Shares purchased by the Teck Cominco registered in the name provided in the Subscription Agreement;

(e)	the Kinross Consent; and

(f)	the Ancillary Indemnity.

(9)     At or prior to Closing, the Teck Companies shall deliver to the Kinross Companies evidence in the form of the Escrow Release Notification that Regulatory Approvals have been obtained.

(10)     At or prior to the Closing, the Kinross Companies should deliver to the Teck Companies a Closing Opinion of Purchaser’s Counsel in respect of Kinross and the Kinross Shares.

(11)     The Parties shall execute and deliver such other Transaction Documents (duly notarized and legalized, as applicable) as may reasonably be required by any Party so as to complete the registration, recordation and publications, as required of the sale of the Purchased Shares by Teck Chile to the Purchaser and the Minority Purchaser or the issuance and sale of the 5,604,484 Kinross Shares by the Kinross to Teck Cominco, as contemplated herein and the Parties shall co-operate with and render such reasonable assistance to each other as may be necessary or desirable to effect, facilitate or expedite such recordings and notice.

ARTICLE 3
CONDITIONS

3.01	Conditions for the Benefit of the Kinross Companies

(1)     The sale and purchase of the Purchased Shares and the issuance and purchase of Kinross Shares contemplated by this Agreement is subject to the following conditions which are for the exclusive benefit of the Kinross Companies to be performed or complied with at or prior to the Pre-Closing Date:

(a)	all Regulatory Approvals shall have been obtained and evidence thereof delivered to the Kinross Companies;

(b)

no order or judgment of any court or any Governmental Body shall have been issued or made, no legal proceedings shall have been commenced or threatened and no legal or regulatory requirement shall remain to be satisfied, in any case (i) which has the effect or purpose of making void, unlawful or otherwise prohibiting the purchase and sale of the Purchased Shares or any portion thereof as contemplated herein, (ii) which could adversely affect the right of the Purchaser to acquire or retain the Purchased Shares, or (iii) that would have a Material Adverse Effect;

(c)	no change in the financial condition, business, prospects, operations, Assets or affairs of Minera shall have occurred since December 31, 2007 that would have a Material Adverse Effect;

(d)

the representations and warranties of the Teck Companies in this Agreement shall be materially true and correct at the Pre-Closing Date with the same force and effect as if made as at and as of such time;

(e)

the Teck Companies shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Pre-Closing Date, including delivery of all items to be delivered by them at Pre-Closing pursuant to section 2.05; and

(f)

the TSX and the NYSE shall have conditionally approved the listing thereon of the Kinross Shares to be issued pursuant to the transactions contemplated herein as of the Pre-Closing Date, or as soon as possible thereafter, subject only to compliance with the usual requirements of the TSX and the NYSE, as applicable.

(2)     If any condition to be performed, satisfied or complied with by the Teck Companies for the benefit of the Kinross Companies at or prior to the Pre-Closing Date shall not have been performed, satisfied or complied with at or prior to the Pre-Closing Date, the Kinross Companies may, without limiting any other right that they may have, at their sole option:

(a)

rescind this Agreement by notice to the Teck Companies where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Kinross Companies and, in such event, the Kinross Companies shall be released from all obligations hereunder; or

(b)

subject to and without derogating from the provisions of section 7.01, waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

If the Kinross Companies rescind this Agreement pursuant to subsection 3.01(2)(a) because a condition was not performed, satisfied or complied with, such rescission shall be without prejudice to each Party's Claims in respect of any breach by the other Parties of this Agreement prior to the date of such rescission, provided however that notwithstanding anything to the contrary in this Agreement the limitation in subsection 7.01(3) shall not apply to any such Claims.

3.02	Conditions for the Benefit of the Teck Companies

(1)     The sale and purchase of the Purchased Shares and the issuance and purchase of Kinross Shares contemplated by this Agreement is subject to the following conditions which are for the exclusive benefit of the Teck Companies to be performed or complied with at or prior to the Pre-Closing Date:

(a)	all and Regulatory Approvals shall have been obtained or provided;

(b)

no order or judgment of any court or Governmental Body shall have been issued or made, no legal proceedings shall have been commenced or threatened and no legal or regulatory requirement shall remain to be satisfied, in any case which has the effect or purpose of making void, unlawful or otherwise prohibiting the purchase and sale of the Purchased Shares or any portion thereof as contemplated herein;

(c)

the representations and warranties of the Kinross Companies contained in this Agreement shall be materially true and correct at the Pre-Closing Date with the same force and effect as if made as at and as of such time;

(d)

the Kinross Companies shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Pre-Closing Date, including delivery of all items to be delivered by it at Pre-Closing pursuant to section 2.05;

(e)

the TSX and the NYSE shall have conditionally approved the listing thereon of the Kinross Shares to be issued pursuant to the transactions contemplated herein as of the Pre-Closing Date, or as soon as possible thereafter, subject only to compliance with the usual requirements of the TSX and the NYSE, as applicable; and evidence thereof delivered to the Teck Companies; and

(f)	no Kinross MAE shall have occurred.

(2)     If any term, covenant or condition to be performed, satisfied or complied with by the Kinross Companies for the benefit of the Teck Companies at or prior to the Pre-Closing Date shall not have been performed or complied with at or prior to the Pre-Closing Date, the Teck Companies may, without limiting any other rights they may have, at their sole option, either:

(a)

rescind this Agreement by notice to the Kinross Companies where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Teck Companies and, in such event, each of the Teck Companies shall be released from all obligations hereunder; or

(b)

waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of their rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

If the Teck Companies rescind this Agreement pursuant to subsection 3.02(2)(a) because a condition was not performed, satisfied or complied with, such rescission shall be without prejudice to each Party's Claims in respect of any breach by the other Parties of this Agreement prior to the date of such rescission, provided however that notwithstanding anything to the contrary in this Agreement the limitation in subsection 7.01(3) shall not apply to any such Claims.

3.03	Cooperation and Procedure for Satisfaction of the Conditions

(1)     Each of the Parties shall and, as applicable, shall cause its Affiliates to, use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Law to complete the transactions contemplated by this Agreement as promptly as possible, but in any event not later than the Pre-Closing Date.

(2)     The Teck Companies shall make all necessary filings to apply for the Regulatory Approvals. The Parties shall co-operate one with the other to obtain such Regulatory Approvals and make all necessary filings and applications under all Applicable Law required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with Applicable Law and, in connection therewith, each of the Kinross Companies and the Teck Companies shall deliver to the other Parties copies of all relevant communications to or from Third Parties in respect of the Regulatory Approvals, copies of all notices, reports, schedules or other documents or communications delivered, filed or received and all filings and applications made under Applicable Law and any dealings or communications with any Governmental Body in a timely fashion in connection with this Agreement or transactions contemplated herein. In this regard, the Teck Companies, and the Kinross Companies, to the extent reasonably required, shall make their respective representatives available on reasonable notice to meet in person or by teleconference if requested by the Teck Companies or the Kinross Companies to discuss the process and progress in obtaining the Regulatory Approvals or the making of filings or applications under Applicable Law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE TECK COMPANIES

4.01	General Representations and Warranties Relating to the Teck Companies

The Teck Companies jointly and severally represent and warrant to the Kinross Companies as follows (and acknowledge that the Kinross Companies are relying thereon):

(1)     Due Incorporation. Each of Teck Cominco and Teck Gold is duly incorporated and each of the Teck Companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation and has the corporate capacity and is duly authorized and licensed to own its assets and to carry on its business as presently owned and carried on by it. Teck Chile is duly organized as a branch of Teck Gold pursuant to articles 121 to 124 of Law 18.046 of the Republic of Chile.

(2)      Due Authorization. Each of the Teck Companies has the necessary corporate power and authority, and has taken all necessary corporate action, to duly authorize, execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.

(3)      Enforceability. The Transaction Documents to which each of the Teck Companies is or will be a party have been (or will be, when executed and delivered) duly executed and delivered by it and constitute (or will constitute when executed and delivered) valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar law affecting the rights of creditors generally.

(4)     Non-Violation. The execution and delivery by each of the Teck Companies of the Transaction Documents to which it is or may become a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, conflict with, violate, result in a breach of, or constitute a default under or, except for the Regulatory Approvals, require the consent of, notice to or authorization or approval of any Person under (a) any provision of its certificate of incorporation, articles, by-laws or other of its organizational documents (b) any contract, agreement, permit, licence, lease or indenture, written or oral, to which it is a party or by which it or any of its assets is bound and (c) any Governmental Approval order, decrees, judgments or Applicable Law.

(5)     No Bankruptcy. There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against any of the Teck Companies or with respect to any of the Teck Companies’ assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt, creditors’ rights and no assignment has been made by it for the benefit of creditors.

(6)     No Dissolution. No meeting has been convened or resolution or petition proposed or order made for any of the Teck Companies to be wound up or dissolved.

(7)      Share Ownership.

(a)

Teck Chile is the registered and beneficial owner of the Teck Chile Shares free of any Liens save and except Liens pursuant to the Shareholders’ Agreement and any Liens noted in the Share Transfer Deed;

(b)	Teck Chile has the power, authority and right to sell the Teck Chile Shares to the Purchaser in accordance with the terms hereof;

(c)

Save and except for under the Shareholders’ Agreement and the constating documents of Minera, there is no outstanding option, warrant, call, commitment, agreement or other right or privilege (whether by law, contractual or otherwise) which obliges Teck Gold or Teck Chile to sell, transfer, assign, pledge, charge, mortgage or otherwise dispose of or encumber any of the Teck Chile Shares;

(d)

Save and except for the Shareholders’ Agreement, there is no shareholders’ agreement, partnership agreement, voting trust, voting agreement, pooling agreement, proxy or other arrangement relating to the voting or other rights attached to any of the Teck Chile Shares;

(e)

The Teck Chile Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable and have not been issued in violation of any pre-emptive or other right of any Person;

(f)	There are no amounts owing or accruing due to any of the Teck Companies or their Affiliates by Minera;

(g)	Teck Cominco is a resident of Canada for Chilean Tax purposes;

(h)	Teck Gold is a resident of Bermuda for Chilean Tax Purposes; and

(i)	Teck Chile is a resident of the Republic of Chile for Chilean Tax purposes, and is a registered taxpayer in the Republic of Chile.

4.02	Representations and Warranties Pertaining to Minera

The Teck Companies jointly and severally represent and warrant to the Kinross Companies as follows (and acknowledge that the Kinross Companies are relying thereon):

(1)     Corporate Matters.

(a)

Status of Minera. Minera is duly incorporated or formed, and is organized and validly existing in good standing under the laws of Chile and is qualified and has full power and capacity to carry on its business and to own its Assets and has made all necessary filings and registrations under Applicable Law as required to own its Assets and carry on its Business.

(b)	Authorized and Issued Capital. The authorized capital of Minera consists of 44,650,511 common shares entitled to one vote each, of which 44,650,511 common shares will be issued and outstanding.

(c)

No Bankruptcy. There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against Minera or with respect to any of the Assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, compromise, arrangement of debt, or the rights of creditors and no assignment has been made by Minera for the benefit of creditors.

(d)

No Dissolution. No shareholders’ or directors’ meeting has been convened or shareholders’ or directors’ resolutions or petitions proposed or judicial or administrative order made for the dissolution or winding up of Minera.

(2)     Additional Corporate Matters. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Corporate Records. The Disclosed Data contains true, correct and complete records and copies of the minutes of meetings of Minera’s Board of Directors, shareholders and members, as applicable, the written resolutions of its Directors, shareholders or members, as applicable and the articles, charter documents, by-laws (estatutos sociales), shareholder or partnership agreements and all amendments thereto. All corporate proceedings and actions reflected therein have been conducted or taken in compliance with Applicable Law and with their respective estatutos sociales.

(b)	Absence of Investments. Minera does not own, nor does it have any obligation to acquire, any shares or interest in any Person.

(3)     Financial Information. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Books and Records. All transactions of Minera have been properly and accurately recorded in the appropriate Books and Records of Minera and such Books and Records are correct and complete and have been maintained and retained in accordance with Applicable Law and accounting requirements as per section 1.04.

(b)

Financial Statements. The Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, each statement comprising a part of the Financial Statements is in accordance with the books and accounts of Minera as at or for the applicable dates or periods and, except as otherwise noted therein, the Financial Statements present fairly the financial position, including all material Assets and liabilities (whether accrued, absolute, contingent or otherwise), results of operations and changes in the cash flow of Minera as at or for the applicable dates or periods.

(c)	No Material Change. Since December 31, 2007, there has been no Material Adverse Effect and no change in the accounting policies or practices used by Minera.

(d)

Absence of Undisclosed Liabilities. Minera has no material liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise) other than (i) those reflected in its Most Recent Balance Sheet and (ii) those incurred since the date of its Most Recent Balance Sheet in the ordinary course of business, and no event or circumstance has occurred or exists with respect to Minera or its Business, properties, operations or financial condition that would have a Material Adverse Effect on the Purchased Shares or Minera, considered as a whole.

(e)	Tax Matters. Minera has timely filed all Tax Returns required to be filed under all Applicable Law relating to Taxes and:

(i)

all Taxes accrued due and payable by Minera have been timely paid and all material deficiencies asserted or assessments made against Minera as a result of any examination by any Tax authorities of Tax Returns filed in previous years have been fully paid;

(ii) Minera has not given any waiver of any limitation period relating to any Taxes;

(iii)

the Tax accruals reflected on the Most Recent Balance Sheet of Minera are adequate to cover all Tax liabilities payable by Minera for the periods up to and including that date, and a corresponding cash reserve has been established therefor by Minera; and

(iv)

all Tax liabilities of Minera that, in accordance with generally accepted accounting principles, should have been accrued since the date of its Most Recent Balance Sheet have been accrued in the books and accounts of Minera and a corresponding cash reserve has been established therefor by Minera, or have been paid and such payments are reflected in such books and accounts.

There are no notices of assessment or reassessment of unpaid Tax liabilities issued by any taxing authority (Chilean or foreign) which have been received by Minera and there exist no facts or circumstances which may reasonably be expected to result in the issuance of any notice of assessment or reassessment of Tax on Minera.

(f)

Withholdings. Minera has withheld from all payments made to all Persons, whether a resident or a non-resident of Chile, with respect to whom it is required by Applicable Law to withhold any amounts, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the relevant taxing authorities within the time required under Applicable Law.

(g)

Capitalization. Except as set forth in notes 9 and 11 of the Financial Statements for the fiscal year ended December 31, 2007, Minera has been funded by equity or contributions of capital in accordance with Applicable Law, which form part of the capital attributable to the Purchased Shares and such shares have been properly registered in the Books and Records of Minera and with all appropriate Governmental Bodies, and in connection with such funding, Minera has obtained all Governmental Approvals required under Applicable Law.

(4)     Governmental Approvals. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Governmental Approvals. The Teck Companies have all the necessary Governmental Approvals to lawfully hold the Purchased Shares and Minera has all the necessary Governmental Approvals to enable Minera to lawfully own the Assets and carry on the Business, and all such Governmental Approvals are valid and subsisting. The Teck Companies and Minera, as the case may be, are in compliance with all such Governmental Approvals, have satisfied all conditions pertaining thereto, and have timely filed all statements and reports required by such Governmental Approvals and by Applicable Law to which they are subject, except for such non-compliance which would not have a Material Adverse Effect. Neither the Teck Companies nor Minera are, and have not been, involved in a proceeding to revoke, restrict or suspend any such Governmental Approval, nor is any proceeding pending or threatened which could reasonably be expected to have such an effect.

(b)	Absence of Restrictions. Minera is not subject to any restriction, judgment, writ, injunction (medidas precautorias), decree, award, rule or regulation which would have a Material Adverse Effect.

(5)     Material Contracts. Except as Fairly Disclosed in the Disclosed Data:

(a)

there are no (i) Contracts which may not be terminated by Minera without penalty on less than 90 days’ notice or, in the aggregate, obligate Minera to incur expenditures, liabilities or commitments of more than $100,000 (“Material Contracts”); (ii) material powers of attorney granted by Minera which remain in effect as of the date hereof; (iii) collective bargaining agreements by which Minera is bound; or (iv) insurance policies pertaining to Minera, the Assets or the Business, or any material amendments to any of the foregoing; and

(b)

to the Knowledge of the Teck Companies, (i) Minera is not in default or breach of any provision of any Material Contract nor are any of the counterparties thereto; (ii) all the Material Contracts are in good standing and in full force and effect; (iii) there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a default or breach of any Material Contract; (iv) no Material Contract is unenforceable or void, and there is no Material Contract in respect of which it would be necessary to make extraordinary efforts or expenditures so that such Material Contract could be performed in accordance with its terms without rendering Minera party thereto liable to civil, criminal or administrative proceedings; and (v) the completion of the transactions contemplated by this Agreement will not conflict with, violate, result in the breach or termination of or default under or modification to or give any other Person the right to terminate, with or without notice, the lapse of time, or both, or cause the acceleration of any obligation under the terms of, any Material Contract.

(6)     Issue of Shares. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data, there is no Contract or any arrangement or understanding capable of becoming a Contract which obliges Minera to issue any capital stock, equity interest or other securities.

(7)     Assets. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Title to and Sufficiency of Assets. (i) Subject to subsection 4.02(7)(b) (in respect of Easements) and subsection 4.02(7)(c) Minera, has good and marketable legal and beneficial title to all of the Assets, free and clear of any and all Liens except for the subject matter of the Ancillary Indemnity; (ii) the Assets owned and leased by Minera constitute all of the property and Assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business; and (iii) there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Minera of the Business or any part thereof or of any of the Assets.

(b)

Concessions and Easements. (i) The Concessions and Easements have been duly filed and registered with the respective registry and have been validly granted to and registered in the name of Minera, and the Concessions are owned by it and are in full force and effect and it has good and valid title thereto, with the exception of the exploitation mining concession called Pillan 1 through 100, in process of being constituted. Minera is the registered beneficiary of Easements but according to provisions of Chilean law regarding easement and the elapsing of time, it cannot assure that they are in full force and effect; (ii) Minera has paid all accrued and payable fees and mining canons in respect thereof and it has made all accrued and payable compensation payments to the surface landowners of the land covered by the Easements; (iii) no Person other than Minera has any right, title or interest in, to or under the Concessions and there are no adverse or competing claims in respect thereof or Liens thereon, except for, with respect to the exploration concessions included in the Concessions, the areas comprised by the exploration concessions called Leopoldo 1 through 20; and (iv) the Concessions under Chilean law as currently in effect are of perpetual duration, except that the exploration permits included therein have a limited duration not exceeding four years.

(c)

Lands. Minera has good and marketable title to the Land (other than the Easements, real property, surface rights, rights of way and all buildings, erections, structures, improvements and fixtures thereon) free of all Liens and there are no adverse or competing claims in respect thereof which could reasonably be expected to have a Material Adverse Effect.

(8)     Approvals and Environmental Matters. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Compliance with Approvals. (i) Minera has the corporate power and authority to own the Assets and carry on the Business and has obtained all Governmental Approvals under Applicable Law, including Environmental Laws, required in order to lawfully conduct the Business; (ii) the Business complies with, and all activities in connection therewith are and have been carried out, substantially in accordance with all covenants, conditions, restrictions and reservations in the Governmental Approvals applicable thereto and substantially in accordance with all Applicable Law, except for such non-compliance which would not have a Material Adverse Effect; (iii) there are no material terms or conditions of any Governmental Approvals which Minera has not been able to fulfil when required to do so, in order to lawfully carry out the activities conducted by it to date; and (iv) neither Minera nor the Teck Companies has received any notice from any Governmental Body expressing any concerns with Minera’s compliance with any Governmental Approvals.

(b)

Compliance with Environmental Requirements. Minera has complied and has caused all tenants and other authorized Persons occupying the Land and the Concessions to substantially comply with, and all activities carried out with respect to the Business have been and are being carried out in compliance with all applicable Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect.

(c)

Accrual for Remediation. The Financial Statements contain a sufficient accrual for all remedial or corrective action necessary or desirable for Minera to retire the Asset and ensure compliance with any Applicable Law or Governmental Approval.

(d)

Hazardous Materials. There is no hazard, source of pollution or condition relating to the Business or the Assets that is or has been in violation of any Environmental Law and neither the Teck Companies, Minera nor any other Person under their authority or control has generated, used, treated, stored, released or disposed of, or permitted the generation, use, treatment, storage, release or disposal of Hazardous Materials on or in the Land, the Concessions, or the water inlet or discharge infrastructure for the Project, except in compliance with applicable Environmental Laws relating to the treatment, handling and disposal of Hazardous Materials.

(e)	All Business Assets. None of the Teck Companies or their respective Affiliates owns any properties or assets or has any rights relating to the Business.

(f)

No Remedial Action. No remedial or corrective action necessary to ensure compliance with any Applicable Law or Governmental Approval is contemplated, required or is being currently undertaken by Minera and no written notice or other communication has been received by Minera from any Governmental Body in respect of the Business or the Assets that remedial or corrective action is or may be required pursuant to any Governmental Approval or Applicable Law.

(g)	No Expropriation Proceedings. No expropriation or similar process that could result in loss of ownership has been commenced in respect of the Business or the Assets, or any portion thereof.

(h)

No Options to Purchase Assets. No Person has any Contract or any right capable of becoming a Contract which obliges Minera to sell, transfer, assign, pledge, charge, mortgage, lease or in any other way to dispose of or encumber all or any part of the Assets.

(9)     Employees. Except as Fairly Disclosed in the Disclosed Data, Minera does not have any active employees and is not a party to or bound by any written contracts in respect of any employee, former employee or consultant.

(10)     General. To the Knowledge of the Teck Companies, except as Fairly Disclosed in the Disclosed Data:

(a)

Unusual Payments or Benefits. None of Minera or its respective officers, Directors, employees, agents or advisors, has made or agreed to make any payment or confer any benefits: (i) to or on behalf of any official of any Governmental Body or for any purpose related to political activity, (ii) for any purpose that is illegal under any Applicable Law, or (iii) for the establishment of any concealed fund or concealed bank account.

(b)

Carrying on the Business in the Ordinary Course. Minera is carrying on, and since the date of the Most Recent Balance Sheet has carried on, the Business in the ordinary course and it has not taken any action and no matter has occurred which would not be permitted under section 6.07 hereof, if the provisions of such section had been in effect from and after the Most Recent Balance Sheet date.

(c)

Litigation. There are (i) no ongoing or threatened Claims, notices, investigations or arbitrations, before or by, or any matters under discussion with, any Governmental Body, which affect in any material manner or materially interfere with the ownership of the Purchased Shares, or would have a Material Adverse Effect, (ii) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Purchased Shares, or Minera, the Business or the Assets which would have a Material Adverse Effect and (iii) no grounds, facts or circumstances which now exist which could give rise to any of the foregoing.

(11)     All Material Information Disclosed. To the Knowledge of the Teck Companies, the Disclosed Data includes all information within the Teck Companies’ or Minera’s possession or control relating to the Assets, the Business, the Purchased Shares or Minera which the Teck Companies, acting reasonably, have determined would be material to a purchaser of the Teck Chile Shares.

(12)     Ownership of Kinross Shares. The Teck Companies do not own or control any Kinross Shares.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE KINROSS COMPANIES

5.01	Representations and Warranties of the Kinross Companies

The Kinross Companies jointly and severally represent and warrant to the Teck Companies as follows (and acknowledge that the Teck Companies are relying thereon):

(1)     Due Incorporation. Each of the Kinross Companies is duly incorporated and organized and is validly existing in good standing under the laws of the jurisdiction of incorporation, and has the corporate capacity and is duly authorized and licensed to own its assets and to carry on its business as presently owned and carried on by them.

(2)     Due Authorization. Each of the Kinross Companies has the necessary corporate power and authority, and each of the Kinross Companies has taken all necessary corporate action, to duly authorize, execute and deliver the Transaction Documents to which they are or will be a party and to perform its obligations thereunder.

(3)      Enforceability. The Transaction Documents to which each of the Kinross Companies is or will be a party have been (or will be when executed and delivered) duly executed and delivered by each of the Kinross Companies and constitute (or will constitute when executed and delivered) valid and binding obligations of each of the Kinross Companies enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar law affecting the rights of creditors generally.

(4)     Non-Violation. The execution and delivery by each of the Kinross Companies of the Transaction Documents to which it is or may become a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, conflict with, violate, result in a breach of, or constitute a default under or, except for the Kinross Consent, require notice to or authorization or approval of any Person under (a) any provision of its certificate of incorporation, articles, or by-laws or other organizational documents, (b) any contract, agreement, permit, licence, lease or indenture, written or oral, to which it is a party or by which it or any of its assets may be bound, or (c) any orders, decrees, judgements or Applicable Law.

(5)     No Bankruptcy. There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against any of the Kinross Companies or with respect to any of their assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, compromise, arrangements, readjustment of debt or creditors’ rights, and no assignment has been made by them for the benefit of creditors.

(6)     No Dissolution. No meeting has been convened or resolution or petition proposed or order made for the Kinross Companies to be wound up or dissolved.

(7)      Capitalization and Listing. The authorized share capital of Kinross includes an unlimited number of common shares. The Kinross Shares to be issued upon payment of the Subscription Price will be duly authorized and when issued all such Kinross Shares will be: (a) validly issued as fully paid and non-assessable; and (b) listed for trading on the TSX and the NYSE.

(8)     Kinross Public Documents. Kinross has filed with applicable securities regulatory authorities true and complete copies of the Kinross Public Documents that Kinross is required to file therewith. The Kinross Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Securities Laws. Kinross has not filed any confidential material change report with the Ontario Securities Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

Kinross is a reporting issuer in good standing in each of the jurisdictions of Canada that recognizes that status.

(9)     Stock Exchange Compliance. Kinross is in compliance in all material respects with the applicable listing rules and regulations of the TSX and the NYSE.

ARTICLE 6
INDEMNITIES AND COVENANTS

6.01	Teck Companies’ Indemnities

(1)     Subject to the limitations set out in section 7.01, the Teck Companies shall jointly and severally indemnify and save harmless the Kinross Companies (and their respective Affiliates), Minera and their respective Directors, officers and employees (collectively the “Purchaser Claimants”) from and against:

(a)

all Claims and Losses directly or indirectly suffered by any of the Purchaser Claimants resulting from any breach of any covenant of the Teck Companies contained in this Agreement or any Transaction Document or from any inaccuracy or misrepresentation in any of its representations or warranties set forth in this Agreement or any Transaction Document, at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder;

(b)	any Withholding Tax payable in respect of the payment by the Kinross Companies of the Purchase Price to Teck Chile; and

(c)	any stamp taxes imposed on the Kinross Companies or Minera in connection with the Long-term Credits or their capitalization thereof.

(2)     Following the Closing Date, the Teck Companies will remain jointly and severally responsible, as between the Kinross Companies and any of the Teck Companies, for any Third Party Claims arising from facts, circumstances, actions or matters arising on or before the Closing Date (regardless of when such facts, circumstances, actions or matters are discovered) under the Shareholders’ Agreement, and the Teck Companies will and do hereby jointly and severally indemnify and save harmless the Kinross Companies (and their respective Affiliates) and their respective Directors, officers and employees from and against any and all such Claims. The indemnification set forth in this subsection 6.01(2) shall not be subject to any contractual time bar.

6.02	Indemnity of the Kinross Companies

(1)     Subject to the limitations set out in section 7.01, the Kinross Companies shall jointly and severally indemnify and save harmless the Teck Companies (and their respective Affiliates) and their respective Directors, officers and employees (collectively the “Teck Companies Claimants”) from and against all Claims and Losses directly or indirectly suffered by any of the Teck Companies’ Claimants resulting from any breach of any covenant of the Kinross Companies contained in this Agreement or any Transaction Document or from any inaccuracy or misrepresentation in any representation or warranty of the Kinross Companies set forth in this

Agreement or any Transaction Document, at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder.

(2)     Following the Closing Date, the Kinross Companies will remain jointly and severally responsible, as between the Kinross Companies and any of the Teck Companies, for any Third Party Claims arising from facts, circumstances, actions or matters arising after the Closing Date under, in connection with or in respect of Minera, its Business or Assets or the Purchased Shares, and the Kinross Companies will and do hereby jointly and severally indemnify and save harmless the Teck Companies (and their respective Affiliates) and their respective Directors, officers and employees from and against any and all such Claims. The indemnifications set forth in this subsection 6.02(2) shall not be subject to any contractual time bar.

6.03	Exclusive Remedies

After completion of the purchase and sale of the Purchased Shares provided for herein, the rights of indemnification set out in this Article 6 shall be the sole and exclusive remedies of the Parties under or in connection with this Agreement and shall be exclusive of all other remedies to which such parties would otherwise be entitled at law or in equity.

6.04	Representations and Warranties of the Teck Companies

The Teck Companies shall use their commercially reasonable efforts to conduct their affairs and to cause Minera to conduct its affairs so that all of the respective representations and warranties of the Teck Companies contained in this Agreement are materially true and correct on the Pre-Closing Date and the Closing Date.

6.05	Representations and Warranties of the Kinross Companies

The Kinross Companies shall use their commercially reasonable efforts to conduct their affairs so that all of the respective representations and warranties of the Kinross Companies contained in this Agreement are materially true and correct on the Pre-Closing Date and the Closing Date.

6.06	Compliance Verification and Continued Access

During the Interim Period, the Teck Companies shall cause Minera to permit the Kinross Companies, through their agents, representatives and advisors, to have full access to Minera, the Assets and the Books and Records for the purposes of, among other things, (a) verifying the compliance of the Teck Companies with their respective representations, warranties and covenants hereunder, (b) exercising its rights hereunder, (c) studying and making plans for future activities and expenditures relating to the Business, and (d) ensuring a speedy and efficient post-closing integration of Minera. The Teck Companies agree to cause Minera to permit the inspection of its Assets prior to the Closing Date by such Governmental Bodies, and the Kinross Companies to make such enquiries of Governmental Bodies, as the Kinross Companies may reasonably require upon reasonable prior notice to the Teck Companies. Such investigations and inspections shall not, however, affect or mitigate the representations and warranties of the Teck Companies hereunder, which shall continue in full force and effect. The Kinross Companies shall ensure that all such access, investigations and inspections will be conducted in a commercially reasonable manner and will not be unreasonably disruptive to the Business or operations of Minera or the Teck Companies.

6.07	Interim Period

(1)     Save as provided in subsection 6.07(2), during the Interim Period, each of the Teck Companies shall ensure that Minera continues to carry on the Business in the ordinary course, including maintaining the Project on at least a care and maintenance basis and maintaining all Assets in good standing, and does not otherwise carry on any business or conduct any activities other than with respect to the Business. Without limiting the generality of the foregoing, and save as provided in subsection 6.07(2), each of the Teck Companies shall ensure that the following acts or matters will not occur in relation to Minera or the Assets during the Interim Period without the prior written consent of the Kinross Companies:

(a)	any disposal of any material Asset;

(b)	any declaration, authorization, making or payment of a dividend in cash, in specie or in kind by, or any reduction in paid-up capital of Minera;

(c)

any creation, allotment or issue (except for the issuance of shares of Minera in respect of the capitalization of the Long-term Credits) or any grant of any option or other right to subscribe or purchase, or any redemption, purchase or repurchase of, any share of Minera or securities convertible into or exchangeable for such shares;

(d)	any creation or grant of Lien on, over or affecting the Assets or any portion thereof;

(e)	the making of any loan or granting of credit by Minera to any Person;

(f)	the making of any amendment to the constitutional documents of Minera or the Shareholders’ Agreement;

(g)

the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business, or all or substantially all of the assets of any body corporate or business, or the entering into of any partnership or joint venture arrangement;

(h)	the making of expenditures or the incurring of liabilities or commitments during the Interim Period which in the aggregate exceed $50,000;

(i)	any modification, amendment, cancellation or termination of any Material Contract other than a termination arising out of the expiration of its term without possibility for renewal;

(j)	any decision not to pay or make or renew in a timely manner any payments or registrations or filings relating to the Concessions, the Easements or any other aspects of the Project and the Business;

(k)

any decision not to renew on expiry or not to pay any premium due in respect of its insurance and/or the modification of any insurance policy in any material respect and/or the allowances of any such insurance to lapse or the doing of anything which would render such insurance void or voidable;

(l)	the granting of any guarantees or indemnities by Minera;

(m)	termination (other than for cause under Applicable Law) or engagement of any employees; and

(n)	settling any litigation to which Minera is a party.

(2)     Nothing in subsection 6.07(1) shall (a) preclude or restrict any matter or action, including any expenditure contemplated by or undertaken pursuant to this Agreement, (b) require the Teck Companies to breach an agreement to which Minera or any of the Teck Companies is bound as at the date hereof (including the Shareholders’ Agreement) or Applicable Law, or (c) preclude or restrict Minera from taking reasonable action necessary to deal with any emergency without the prior consent of the Kinross Companies, provided that (i) it was impractical to obtain such prior consent in view of the emergency and (ii) forthwith after taking such action, Minera notifies the Kinross Companies of the facts and circumstances giving rise to the emergency as well as the action taken in response.

(3)     The Kinross Companies acknowledge and agree that no action taken or withheld by any of the Teck Companies in compliance with subsection 6.07(1) shall constitute or result in a breach of any term of this Agreement or the Shareholders’ Agreement.

(4)     The Teck Companies shall, in all material respects, conduct itself so as to keep the Kinross Companies fully informed as to the material decisions or actions required or required to be made with respect to Minera, the Assets and the operation of the Business.

6.08	Certain Actions

(1)     The Teck Companies shall and shall cause their Affiliates:

(a)

not to take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the transactions contemplated hereby, render any representation or warranty made by the Teck Companies herein untrue or inaccurate at any time prior to the Pre-Closing Date or the Closing Date if then made, or which could have a Material Adverse Effect on Minera, provided that where the Teck Companies are required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this

Agreement, they shall immediately notify Kinross in writing of such circumstances; and

(b)

to promptly notify Kinross of (i) any Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Effect, (ii) any material Governmental Body or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated) in relation to Minera, the Business or the Assets, (iii) any breach by the Teck Companies of any covenant or agreement contained in this Agreement, and (iv) any event occurring subsequent to the date hereof that would render any representation or warranty of the Teck Companies contained herein, if made on or as of the date of such event, the Pre-Closing Date or the Closing Date, to be untrue or inaccurate in any material respect.

(2)     The Kinross Companies shall:

(a)

not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the transactions contemplated hereby or render any representation or warranty made by the Kinross Companies herein untrue or inaccurate at any time prior to the Pre-Closing Date or the Closing Date if then made, provided that where the Kinross Companies are required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, they shall immediately notify the Teck Companies in writing of such circumstances; and

(b)

to promptly notify the Teck Companies of (i) any material Governmental Body or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (ii) any breach by the Kinross Companies of any covenant or agreement contained in this Agreement, and (iii) any event occurring subsequent to the date hereof that would render any representation or warranty of the Kinross Companies contained herein, if made on or as of the date of such event, the Pre-Closing Date or the Closing Date, to be untrue or inaccurate in any material respect.

6.09	Public Announcements, Confidential Information and Remedies

(1)     The Parties agree that each Party may (a) make a press release with respect to the transactions contemplated herein as soon as practicable after the execution by the parties of this Agreement, (b) prepare investor relation or other slides and presentations with respect to the transactions contemplated herein which may become available to the public on their respective websites as applicable, and (c) consult with each other regarding the proposed text of such announcement, slides or presentations as such text relates to the transactions contemplated herein. The Parties further agree that there will be no other public announcement or other disclosure of the transactions contemplated herein or of the matters dealt with herein unless they have mutually agreed thereto or unless otherwise required by Applicable Law or by regulatory instrument, rule or policy based on the advice of counsel. If any Party is required by Applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the transactions contemplated herein, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

(2)     Each of the Teck Companies agrees (a) not to waive any of its rights under confidentiality agreements between any Persons (other than such agreements with the Kinross Companies or their respective Affiliates) and any of the Teck Companies or any of their respective Affiliates relating to a possible sale, or other similar transaction relating to Minera, the Business or the Assets, or the Purchased Shares, (b) at the written request and cost of the Kinross Companies, to use commercially reasonable efforts to assign its rights under such confidentiality agreements to the Kinross Companies or their respective Affiliates, and (c) to use commercially reasonable efforts to enforce at all times, at the written request and cost of the Kinross Companies, all rights under such confidentiality agreements.

(3)     Each Party acknowledges that the other Parties may not have an adequate remedy at law for damages and would be irreparably harmed if the covenants contained in this section 6.08 are not performed. Accordingly, each Party agrees that, in addition to any other remedy that the other Parties may have in law or equity, the other Parties are entitled to injunctive relief to prevent breaches of, and to specifically enforce, this section.

6.10	Registration of NSR Royalty

The Parties shall do all things reasonably necessary to promptly register the NSR Deed on or after Closing in the applicable registries of the relevant Mining Registrar of Chile.

6.11	Covenants of Teck Companies re Share Ownership

The Teck Companies covenant that the contribution of the Teck Chile Shares from Teck Gold to Teck Chile was done in full compliance with Applicable Laws.

ARTICLE 7
LIMITATIONS OF LIABILITY AND CARRIAGE OF ACTIONS

7.01	Limitation of Liability

(1)     Any Claim made by a Claimant pursuant to this Agreement shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the other Party to the first mentioned Party within two (2) years from the Closing Date except that Claims in respect of:

(a)

the representations and warranties contained in subsections 4.01(2), 4.01(3), 4.01(7), 4.02(1)(a), 4.02(1)(b), 4.02(3)(g), 5.01(3) and 5.01(7) or representations and warranties that prove to be false as a result of any wilful misconduct, fraud or Gross Negligence by the Party giving such representation or warranty shall not be subject to any time bar hereunder, without derogating from any limitation periods as may apply in accordance with Applicable Laws; and

(b)

the representations and warranties and indemnities relating to Tax matters shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the Kinross Companies to the Teck Companies during the period commencing on the Closing Date and ending six (6) months after the expiration of the period during which any tax assessment may be issued by a Governmental Body in respect of any taxation year to which such representations and warranties extend. A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law; and

(c)

the representations and warranties relating to environmental matters contained in subsections 4.02(8)(a), 4.02(8)(b), 4.02(8)(c), 4.02(8)(d) and 4.02(8)(f) shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the Kinross Companies to the Teck Companies prior to the expiry of any limitations periods under Applicable Law which apply to Claims against Minera in respect of environmental matters.

(2)     No Party has liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages, including damages for lost profit, damages based on multiples of earnings, EBITDA, cash flow or other metrics or projections, however arising under this Agreement, provided that for greater certainty:

(a)	liability of the Teck Companies for, or obligations of the Teck Companies with respect to, direct losses shall not be excluded based on this section 7.01(2); and

(b)

Third Party Claims will not be considered claims for special, indirect, consequential, punitive or aggravated damages even if such Third Party Claim itself is a claim for special, indirect, consequential, punitive or aggravated damages.

(3)     Other than a Claim made for the Losses incurred by a Party that has rescinded the Agreement pursuant to subsection 3.01(2)(a) or 3.02(2)(a), no Party shall have any liability in respect of any Claim made by a Claimant pursuant to this Agreement unless and until the liability of the Party in respect of that Claim, when aggregated with the liability of the Party in respect of all other such Claims, exceeds $1,000,000, in which event the Party shall then be liable for the full amount of such Claims, including such $1,000,000.

(4)     The Teck Companies shall not have any liability in respect of any Claim made by a Purchaser Claimant pursuant to this Agreement if such Claim results from changes in Minera’s accounting or tax policies after the Closing Date or changes in Applicable Law after the Closing Date.

(5)     The aggregate liability of the Teck Companies in respect of all Claims under this Agreement shall not in any circumstances exceed the Purchase Price, and each of the Teck Companies shall be jointly and severally liable for all Claims up to an amount not to exceed the Purchase Price.

(6)     The aggregate liability of the Kinross Companies in respect of all Claims under this Agreement and the Subscription Agreement shall not in any circumstances exceed the Subscription Price.

(7)     No Party shall have an obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement if the Claimant had Knowledge of the breach or inaccuracy on or prior to the Closing Date and completed the Closing.

(8)     No Party is entitled to double recovery for any Claims even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants and obligations of any other Party pursuant to this Agreement or any Transaction Document.

(9)     Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of a Party to mitigate any loss that it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of any other Party pursuant to this Agreement or any Transaction Document. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Party seeking indemnification shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Claims of such Party will be reduced by the amount of such proceeds actually recoverable by the Party.

7.02	Notice and Defence of Third Party Claims

If a Purchaser Claimant receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Purchaser Claimant believes any of the Teck Companies has liability under this Agreement, or if a Teck Claimant receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Teck Claimant believes the Kinross Companies have liability under this Agreement, such Claimant shall follow the procedures set out in Schedule 7.02.

ARTICLE 8
GENERAL

8.01	Further Assurances

For a period of one year after the Closing Date, each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may, either before or after the Closing Date, reasonably request in writing, at such other Party’s expense, to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.02	Time of the Essence

Time shall be of the essence of this Agreement.

8.03	Commissions

The Teck Companies shall jointly and severally indemnify and save harmless the Kinross Companies from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares where such Person purports to act or has acted for any of the Teck Companies in connection with such sale. The Kinross Companies shall jointly and severally indemnify and save harmless the Teck Companies from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares, where such Person purports to act or has acted for the Kinross Companies in connection with such sale.

8.04	Dispute Resolution

(1)     Any and all differences, disputes, claims or controversies arising out of or in any way connected with any of the Transaction Documents, or the legal relationships between the parties created by the Transaction Documents, including their negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, or validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to any of the Transaction Documents (including any dispute as to whether an issue is arbitrable) (in each case, a “Disputed Matter”) will be submitted to the dispute resolution process set out in this section 8.04. If a Party intends to submit a Disputed Matter to the dispute resolution process, such Party shall provide written notice to the other Parties advising of such intention and setting out the Disputed Matter in sufficient detail to enable the Parties to assess the matter in question.

(2)     The Disputed Matter shall first be referred to two designees, one of each of the Kinross Companies and the Teck Companies, who shall be a senior executive of such Parties and such designees shall discuss the Disputed Matter. If such designees do not agree upon a decision within ten (10) Business Days after referral of the Disputed Matter, the Parties will proceed to arbitration as set out in subsection 8.04(3).

(3)     In the event any Disputed Matter has not been resolved pursuant to the procedure set out in subsection 8.04(2), the Disputed Matter shall be determined and finally resolved by binding arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration. Unless otherwise agreed in writing, there shall be three arbitrators; the Kinross Companies and the Teck Companies shall each appoint one arbitrator and the two arbitrators shall then jointly appoint the third arbitrator who shall act as chair of the arbitral tribunal. If the third arbitrator cannot be agreed upon by such two arbitrators within ten (10) Business Days, the International Chamber of Commerce shall appoint the third arbitrator. The place of arbitration shall be in the City of Toronto, in the Province of Ontario, Canada, and the arbitration shall be governed by the laws of the Province of Ontario, and in particular by the provisions of the International Commercial Arbitration Act, R.S.O. 1990, c. I.9. Unless otherwise agreed in writing, the Parties adopt the IBA Rules on the Taking of Evidence in International Arbitration. The language of the arbitration shall be English.

8.05	Fees and Expenses

Each of the Parties shall pay their respective legal, accounting and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all other Transaction Documents executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred relating to the completion of the transactions contemplated herein.

8.06	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

8.07	Entire Agreement

The Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter thereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto, including the binding letter agreement dated November 19, 2008 between Teck Cominco and Kinross, as amended. There are no terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in the Transaction Documents and there are no representations or warranties, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

8.08	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.09	Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party without the prior written consent of each of the other Parties hereto. Notwithstanding the foregoing, the Purchaser shall be entitled to acquire all or any part of the Teck Chile Shares hereunder through any of its Chilean Affiliates by delivery of written notice to the Teck Companies, and the Teck Companies shall be entitled to assign this Agreement to a Chilean Affiliate. In either case, the Purchaser and Teck Cominco shall remain liable to each other for any breach by its respective Affiliates of this Agreement.

8.10	Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by facsimile addressed to the recipient as follows:

To the Kinross Companies:

Kinross Gold Corporation
52nd Floor, Scotia Plaza
40 King Street West

Toronto, Ontario M5H 3Y2

Fax No.:     (416) 363-6622

Attention:     Executive Vice President, Strategic Development

and to:         Corporate Secretary

With a copy to:

KG Minera LM S.A.
Lota 2257, 9th Floor
Providencia 7510194
Santiago, Chile

Fax No.:     +562 651 7910
Attention:     General Counsel, Andean Region

To the Teck Companies:

Teck Cominco Limited
Suite 3300, 550 Burrard Street
Vancouver, B.C. V6C 0B3

Fax No.:     (604) 699-4729
Attention:     Corporate Secretary

or to such other address, individual or facsimile number as may be designated by notice given by one Party to another. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours.

8.11	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, other than such laws relating to conflicts of law. However, the Parties acknowledge that the validity, nature and effect of the transfer of the Purchased Shares shall be governed by the Applicable Law of Chile to the extent that such Applicable Law applies to such transfer.

8.12	Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the laws of Canada applicable therein.

8.13	Counterparts and Faxed Signatures

This Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same Agreement. Counterparts may be executed in faxed form, or document scanned and sent by electronic mail, and the Parties adopt any signatures received by a receiving fax machine or received electronic mail as original signatures of the Parties, provided, however, that any Party providing its signature in such a manner shall promptly forward to the other Parties an original of the signed signature page of this Agreement which was so faxed or sent by electronic mail.

8.14	Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of any Transaction Document governed by the laws of Chile, the provisions of this Agreement shall govern.

8.15	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF the parties have executed this Agreement.

KG MINERA LM S.A.		KINROSS GOLD CORPORATION

By:	/s/ Manuel José Fernández Barros Authorized Signatory	By:	/s/ Nicholas J. Hayduk Authorized Signatory

TECK COMINCO LIMITED		TECK GOLD LTD.

By:	/s/ Lawrence A. Mackwood	By:	/s/ Lawrence A. Mackwood
	Authorized Signatory		Authorized Signatory

By:	/s/ Karen Dunfee
Authorized Signatory

TECK GOLD LTD., AGENCIA CHILE

By:	/s/ Andres Jorge Verdugo Ramirez de Arellano Authorized Signatory

Schedule 1.01(lll)

Regulatory Approvals

1.     Registration of the Share Transfer Deed in the Shareholders Registry of the Mining Registrar where Minera Santa Rosa SCM is registered.

Schedule 7.02

Notice and Defence of Third Party Claims

     (1)     If a Purchaser Claimant or a Teck Companies’ Claimant (in either case, an “Indemnified Party”) receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Indemnified Party believes any of the Teck Companies, in the case of a Purchaser Claimant, or the Kinross Companies, in the case of a Teck Companies’ Claimant, (in either case, an “Indemnifying Party”) has liability under this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event notice shall be provided no later than thirty (30) days after receipt of the initial notice of such Third Party Claim. To the extent possible given the information readily available to such Indemnified Party, such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to such Indemnified Party’s rights) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in respect thereof, provided that the failure to give such notice within such time period shall not reduce such Indemnified Party’s rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure.

     (2)     Upon receiving notice from the Indemnified Party of a Third Party Claim and having unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right, but not the obligation, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel provided that the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim: (a) alleging any criminal or quasi-criminal wrongdoing (including fraud), (b) which impugns the reputation of an Indemnified Party or (c) where the Third Party making the Third Party Claim is a Governmental Body.

     (3)     Prior to settling or compromising any Third Party Claim in respect of which the Indemnifying Party has assumed the defence, the Indemnifying Party shall obtain the consent of the Indemnified Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnified Party. In addition, the Indemnified Party shall be entitled to participate in (but not control) the defence of any Third Party Claim and in so doing may retain its own counsel (provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at their expense or unless the named parties to any action or proceeding include both the Indemnified Party and the Indemnifying Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party).

     (4)     With respect to any Third Party Claim in respect of which an Indemnified Party has given notice to the Indemnifying Party pursuant to this section and in respect of which the Indemnifying Party is not entitled to assume the defence or has not elected to do so, the Indemnifying Party may participate in such defence assisted by counsel of its own choosing at the Indemnifying Party’s sole cost and expense and, prior to settling or compromising any such Third Party Claim, the Indemnified Party shall obtain the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnifying Party.

     (5)     Except with respect to any action or proceeding where the Indemnifying Party and the Indemnified Party are adverse in interest and subject to any rights of privilege, the Indemnifying Party and the Indemnified Party shall use all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such party in evaluating and in defending any Third Party Claim; and
(b)	all documents, records and other materials in the possession of such party reasonably required by such party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Party defending such Third Party Claim. The Indemnifying Party shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifying Party hereunder, which expense shall be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that such employees are assisting the Indemnifying Party but such expenses shall not exceed the actual direct cost (including indirect employee burdens such as costs of benefit plans) to the Indemnified Party associated with such employees.

     (6)     If the Indemnifying Party elects to assume the defence of any Third Party Claim as provided in section (2) above and fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifying Party have failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all costs and expenses paid or incurred in connection therewith.

Exhibit 1.01(k)

Canadian Escrow Agreement

Exhibit 1.01(yy)

Form of NSR Agreement

Exhibit 1.01(ppp)

Form of Share Transfer Deed

CONTRATO DE COMPRAVENTA DE ACCIONES

EMITIDAS POR

MINERA SANTA ROSA SCM

En Santiago de Chile, a [•] de [•] dos mil ocho, ante mí ANTONIETA MENDOZA ESCALAS, Notario Público Titular de la Décimo Sexta Notaría de Santiago, con domicilio en calle San Sebastián dos mil setecientos cincuenta, primer piso, Las Condes, Santiago, comparecen: /a/ don [*], [*], [*], [*], cédula nacional de identidad número [*], en representación de TECK GOLD LTD., AGENCIA CHILE, , rol único tributario número [*], agencia en Chile de Teck Gold Ltd., una sociedad válidamente constituida y actualmente existente de conformidad con las leyes de Bermuda, ambos domiciliados para estos efectos en Avenida Vitacura número dos mil novecientos treinta y nueve, piso veinticuatro, comuna de Las Condes, Santiago, en adelante también el “Vendedor”; y /b/ don [*], [*], [*], [*], cédula nacional de identidad número [*], y don [*], [*], [*], [*], cédula nacional de identidad número [*], ambos en representación de KG MINERA LM S.A., [*], rol único tributario [*], y de [*], [*], rol único tributario [*], todos domiciliados para estos efectos en [*], Santiago, en adelante también conjuntamente los “Compradores”; los comparecientes mayores de edad quienes acreditan su identidad con las citadas cédulas y exponen:

PRIMERO.- Mediante escritura pública de fecha 16 de Septiembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta se constituyó la sociedad contractual minera denominada Minera Santa Rosa SCM, en adelante también la “Sociedad”. Un extracto de la escritura de constitución se inscribió a fojas 174 número 59 del Registro de Propiedad de Minas, y a fojas 9591 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996. La Sociedad ha sufrido las siguientes modificaciones: (a) por escritura pública de fecha 27 de Noviembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta, cuyo extracto se inscribió a fojas 232 vta, número 71 del Registro de Propiedad de Minas, y a fojas 9598 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996; (b) por escritura pública de fecha 5 de Diciembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta, cuyo extracto se inscribió a fojas 234 vta, número 72 del Registro de Propiedad de Minas, y a fojas 9601 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996; y (c) por escritura pública de fecha [*] otorgada en la Notaría de Santiago de doña Antonieta Mendoza Escalas, cuyo extracto se inscribió a fojas [*], número [*] del Registro de Propiedad de Minas, y a fojas [*] del Registro de Accionistas, ambos del Conservador de Minas de Santiago correspondiente al año dos mil ocho.

SEGUNDO.- Consta en el Registro de Accionistas del Conservador de Minas de Santiago que el Vendedor es titular a esta fecha de veintinueve millones doscientas noventa y nueve mil quinientas diecinueve acciones de la Sociedad, en adelante las “Acciones”.

TERCERO.- Mediante instrumento privado denominado “Share Purchase Agreement” celebrado con fecha [*] en idioma inglés entre el Vendedor, KG Minera LM S.A. y otras partes, en adelante el “SPA”, el Vendedor acordó vender, ceder y transferir veintinueve millones doscientas noventa y nueve mil quinientas dieciocho acciones de que es titular en la Sociedad a KG Minera LM S.A., y acordó vender, ceder y transferir una acción de que es titular en la Sociedad a [*].

CUARTO.- Por el presente acto y en cumplimiento con lo estipulado en el SPA, el señor [*], actuando en representación del Vendedor viene en vender, ceder y transferir a KG Minera LM S.A., quien compra, adquiere y acepta para sí, a través de sus representantes, veintinueve millones doscientas noventa y nueve mil quinientas dieciocho acciones de la Sociedad, y viene en vender, ceder y transferir a [*], quien compra, adquiere y acepta para sí, a través de sus representantes, una acción de la Sociedad.

QUINTO.- Uno/ El precio de compraventa de la totalidad de las Acciones es la suma de ciento diez millones de dólares de los Estados Unidos de América, en adelante “Dólares”, pagadero en efectivo, en adelante el “Precio en Efectivo”, ajustado incrementalmente por los pagos que corresponda efectuar bajo el Contrato de Regalía suscrito entre el Vendedor, KG Minera LM S.A. y la Sociedad mediante escritura pública otorgada con fecha de hoy en esta misma notaría, y el contrato en idioma inglés denominado “Net Smelter Royalty Agreement” protocolizado conjuntamente con dicha escritura y adjunto como anexo al SPA, en adelante conjuntamente el “Contrato de Royalty”, en adelante el “Ajuste de Precio”. Dos/ El Precio en Efectivo se paga mediante transferencia electrónica de fondos efectuada por la suma de ciento diez millones de Dólares, cantidad que queda en custodia de LML&S Services Inc. y deberá ser entregada al Vendedor conforme a lo establecido en el SPA y en el Canadian Escrow Agreement a que se hace referencia en dicho documento. El Ajuste de Precio deberá pagarse de conformidad a lo establecido en el Contrato de Royalty.

SEXTO.- El Vendedor y los Compradores dejan constancia que las Acciones se venden libres de todo gravamen, prenda, prohibición, interdicción, deuda o litigio pendiente, con excepción de /a/ la deuda del Ajuste de Precio mencionada en la cláusula anterior, /b/ las obligaciones contenidas en el pacto de accionistas de fecha cinco de diciembre de mil novecientos noventa y seis entre Teck Cominco Limited, Teck Gold Ltd., Anglo American Norte S.A. /antes Empresa Minera de Mantos Blancos S.A./ y otros, y /c/ las restricciones contenidas en los estatutos de la Sociedad e inscritas a fojas ciento cuarenta y cuatro número cuarenta y nueve del Registro de Gravámenes y Prohibiciones del Conservador de Minas de Santiago correspondiente al año mil novecientos noventa y siete.

SEPTIMO.- Para los efectos de la presente compraventa de acciones, las partes fijan su domicilio en la ciudad y comuna de Santiago y se someten a la jurisdicción de sus tribunales de justicia. Este contrato estará sujeto a las leyes de la República de Chile.

OCTAVO.- Los gastos que se devenguen con ocasión del otorgamiento del presente instrumento, como asimismo los de su inscripción serán de cargo de los Compradores.

NOVENO.- Se faculta al portador de copia autorizada de la presente escritura para requerir y firmar las inscripciones, subinscripciones y anotaciones que se requieran en el Conservador de Minas de Santiago y en el Conservador de Mina de Copíapó.

La personería de don [*] para actuar en representación de TECK GOLD LTD., AGENCIA CHILE consta del poder general otorgado en la ciudad de Hamilton, Bermuda, con fecha ocho de diciembre de dos mil ocho, el cual debidamente legalizado fue protocolizado en la Notaría de Santiago de don José Musalem Saffie con fecha once de diciembre de 2008.

La personería de don [*] y de don [*], para actuar en representación de KG MINERA LM S.A. consta en la escritura pública de fecha [*] otorgada en la Notaría de Santiago de don [*].

La personería de don [*] y de don [*], para actuar en representación de [*] consta en la escritura pública de fecha [*] otorgada en la Notaría de Santiago de don [*].

Las personerías indicadas no se insertan por ser conocidas de las partes y del Notario que autoriza y a expresa petición de las primeras. En comprobante y previa lectura, firman los comparecientes. Se da copia. Doy fe.

SHARE PURCHASE AGREEMENT

ISSUED BY

MINERA SANTA ROSA SCM

KNOW ALL PERSONS BY THESE PRESENTS, that in Santiago, Chile, this [•] day of [•], 2008, before me, ANTONIETA MENDOZA ESCALAS, Notary Public and Holder of Title to the 16th Notarial Office in and for Santiago, domiciled at San Sebastián 2750, 1st floor, Las Condes, Santiago, personally appeared: /a/ Mr. [*], [*], [*], [*], Taxpayer Identification Number [*],on behalf of TECK GOLD LTD., AGENCIA CHILE, Taxpayer Identification Number [*], branch in Chile for Teck Gold Ltd., a company duly organized and validly existing under the laws of Bermuda, both domiciled for these purposes at Avenida Vitacura 2939, 24th floor, municipal district of Las Condes, Santiago, hereinafter the “Seller”; and /b/ y Mr. [*], [*], [*], [*], Taxpayer Identification Number [*], and Mr. [*], [*], [*], [*], Taxpayer Identification Number [*], both on behalf of KG MINERA LM S.A., [*], Taxpayer Identification Number [*], and of [*], [*], Taxpayer Identification Number [*], all domiciled for these purposes at [*], Santiago, hereinafter jointly the “Purchasers”; each of the foregoing of legal age, each of whom has proven his identity with the aforementioned credentials, and each of whom states:

FIRST.- By public deed executed on September 16, 1996, in the Notary of Santiago of Mr. Eduardo Pinto Peralta, Minera Santa Rosa SCM, a contractual mining company was formed, hereinafter the “Company”. An excerpt of the public deed of constitution was registered at page 174, number 59, of the Mining Registry, and at page 9591 of the Shareholders Registry, both of the Mine Registrar of Santiago for the year 1996. The Company has been thereafter modified as follows: (a) by public deed dated November 27, 1996, executed in the Notary of Santiago of Mr. Eduardo Pinto Peralta, an excerpt of which was registered at page 232 overleaf, number 71, of the Property Mining Registry, and at page 9598 of the Shareholders Registry, both of the Mine Registrar of Santiago for the year 1996; (b) by public deed dated December 5, 1996, executed in the Notary of Santiago of Mr. Eduardo Pinto Peralta, an excerpt of which was registered at page 234 overleaf, number 72 of the Property Mining Registry, and at page 9601 of the Shareholders Registry, both of the Mining Registrar of Santiago for the year 1996; and (c) by public deed dated [*], executed in the Notary of Santiago of Mrs. Antonieta Mendoza Escalas, an excerpt of which was registered at page [*], number [*] of the Property Mining Registry, and at page [*] of the Shareholders Registry, both of the Mining Registrar of Santiago for the year 2008.

SECOND.- In accordance with the Shareholders Registry of the Mining Registrar of Santiago the Seller is the owner of 29,299,519 shares of the Company, hereinafter the “Shares”.

THIRD.- By private document executed on [*] in English language named “Share Purchase Agreement” between the Seller, KG Minera LM S.A. and other parties, hereinafter the “SPA”, the Seller agreed to sell, assign and transfer 29,299,518 shares of the Company to KG Minera LM S.A., and agreed to sell, assign and transfer one share of the Company to [*].

FOURTH.- Hereby and in compliance with what was agreed in the SPA, Mr. [*], acting on behalf of the Seller hereby sells, assigns and transfers to KG Minera LM S.A., who hereby purchases, acquires and accepts, via its representatives, 29,299,519 shares of the Company, and hereby sells, assigns, and transfers to [*], who hereby purchases, acquires, and accepts, via its representatives, one share of the Company.

FIFTH.- One/ The aggregate purchase price of the Shares is the sum of US$110,000,000, payable in cash, hereinafter the “Cash Purchase Price”, as incrementing adjusted by the payments applicable under the Royalty Agreement entered into among the Seller, KG Minera LM S.A. and the Company by means of a public deed granted today at this same notarial office, and in the agreement in English named “Net Smelter Royalty Agreement” registered jointly with such deed and attached as an exhibit to the SPA, hereinafter jointly the “Royalty Agreement”, hereinafter the “Price Adjustment”. Two/ The Cash Purchase Price is paid by means of an Electronic transfer of funds in the amount of US$110,000,000, amount that remains in escrow of LML&S Services Inc. and shall be released to the Seller as provided in the SPA and in the Canadian Escrow Agreement referred to therein. The Price Adjustment shall be paid as provided in the Royalty Agreement.

SIXTH.- The Seller and the Purchasers hereby declare that the Shares are sold free from encumbrances, pledges, prohibitions, interdictions, debts or pending litigation, except for /a/ the debt of Price Adjustment mentioned in the preceding clause, /b/ the obligations contained in the shareholders agreement dated as of December 5, 1996 among Teck Cominco Limited, Teck Gold Ltd., Anglo American Norte S.A. (formerly named Empresa Minera de Mantos Blancos S.A.) and others, and /c/ the restrictions contained in the by-laws of the Company and registered on page 144 No. 49 of the Encumbrances and Prohibitions Registry of the Santiago Mining Registrar of year 1997.

SEVENTH.- For all legal intents and purposes hereunder, the parties fix their domicile in the borough and city of Santiago and submit themselves to the jurisdiction of its courts. This contract shall be subject to the laws of the Republic of Chile.

EIGHTH.- Any expenses arising from the execution of this instrument, as well as its inscription, shall be at Purchasers’ expense.

NINTH.- A bearer of an authorized copy of this document is empowered to require and sign the registrations, inscriptions and annotations as may be required in the Mining Registrars of Santiago and Copiapó.

The power of Mr. [*]to act in representation of TECK GOLD LTD., AGENCIA CHILE is evidenced in the general power of attorney granted in Hamilton, Bermuda, on December 8, 2008, which duly legalized was registered in the Notarial Office of Santiago of Mr. José Musalem Saffie on December 11, 2008.

The power of Mr. [*] and Mr. [*] to act in representation of KG MINERA LM S.A. was granted by public deed dated [*], executed in the Notary of Santiago of Mr. [*].

The power of Mr. [*] and Mr. [*] to act in representation of [*] was granted by public deed dated [*], executed in the Notary of Santiago of Mr. [*].

The legal capacities indicated above are not inserted as they are known to the parties and the authorizing Notary, at the express request of the former. IN WITNESS WHEREOF, and following a reading of these presents, the parties appearing set their hands hereunto. Copies were provided. I attest.

Exhibit 2.05(7)(c)

Form of Teck Companies’ Bring-Down Certificate

TO:	KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”)

This certificate is given pursuant to section 2.05(7)(c) of the Share Purchase Agreement dated [•], 2009 (the “Purchase Agreement”) among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile, the Purchaser and Kinross. Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.

I, [•], the [President/Senior Office/Director/Alternate Director/Agent] of [Teck Company] (the “Company”), hereby certify, for and on behalf of the Company and not in my personal capacity and without personal liability, as follows:

1.

To the Knowledge of the Company, no change in the financial condition, business, prospects, operations, Assets or affairs of Minera Santa Rosa SCM has occurred since December 31, 2007 that would have a Material Adverse Effect.

2.

The Company has performed or complied in all material respects with all of the terms, covenants and conditions of the Purchase Agreement to be performed or complied with by them at or prior to the Pre-Closing.

3.

All of the representations and warranties of the Company in the Purchase Agreement are materially true and correct at the date hereof, with the same force and effect as if such representations and warranties were made as at and as of the date hereof.

Dated the [•], 2009.

Name:
Title:

Exhibit 2.05(7)(d)

Teck Companies’ Corporate Certificates

Officer’s Certificate
of
[Teck Company]

TO:	[Teck Companies’ Chilean Counsel]

AND TO:	KG Minera LM S.A.

AND TO:	Kinross Gold Corporation

RE:

Share Purchase Agreement dated [•], 2009 (the “Purchase Agreement”) among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile, KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”)

I, [•], the [Secretary/Officer/Agent] of [Teck Company] (the “Company”) certify, for and on behalf of the Vendor and not in my personal capacity and without personal liability, that:

1.     This certificate is furnished to you pursuant to section 2.05(7)(d) of the Purchase Agreement and may be relied on by you for the purposes of your opinion to the Purchaser and Kinross contemplated by the Purchase Agreement. I have reviewed such books and records of the Company and such other documents and have made such inquiries and investigations as I have considered necessary or appropriate to verify the matters addressed in this certificate. All capitalized terms used but not defined in this certificate have the meanings set out in the Purchase Agreement.

2.     Attached as Appendix 1 are true and complete copies of all of the by-laws or other applicable organizational documents of the Company (the “By-laws”), with certificate of good standing that are in effect on the date hereof. No resolutions have been passed by the board of directors or shareholders of the Company to effect any amendment to or repeal of any of the By-laws.

3.     Attached as Appendix 2 is a true and complete copy of resolutions of the directors of the Company, passed at a meeting of directors on [•], 2008. Such resolutions are the only resolutions of the Company dealing with the authorization of the transactions contemplated by the Purchase Agreement and have not been amended by any subsequent corporate action.

4.     The persons named in the attached Appendix 3 are directors and officers of the Company, holding the positions set forth in Appendix 3 opposite their respective names. Each signature set forth opposite the name of any such officer or director is a true specimen of the signature of such officer or director of the Company.

5.     Neither the Company nor its shareholders have taken any steps to terminate its existence, amalgamate, continue in any other jurisdiction or change its corporate existence in any way since the date of its incorporation. The Company has not received any notice or other communication from any Governmental Body or other Person indicating that there exists any situation which, unless remedied, could result in the termination of the corporate existence of the Company, nor am I aware of any facts which could form the basis on which such a notice could be sent.

6.     No act or proceeding has been taken by or against the Company in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any arrangement or restructuring in respect of the Company nor has the Company received any notice in respect of any such act or proceeding and no receiver, receiver manager, monitor, custodian or any similar Person has been appointed in respect of the Company or its assets.

* * * * * * * * * *

DATED: [•], 2009

Name:
Title:

Appendix 1

By-laws, Extracts and Copy of Registration
in Commerce Registry with
Certificate of Good Standing of
[Teck Company]

Appendix 2

Resolutions of the Board of Directors/
Shareholders of

[Teck Company]

Appendix 3

Certain Officers and Directors of
[Teck Company]

Name	Office	Specimen Signature

[President]

[Secretary]

[Director]

Exhibit 2.05(7)(e)(i)

Form of Director and Officer Resignation and Release

TO:	Minera Santa Rosa SCM (the “Corporation”)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated [•], 2009 among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile, KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”). Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. Notwithstanding anything to the contrary contained herein, this release is subject to and without prejudice to the provisions of the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.02 thereof.

I, [•] hereby resign as a director of the Corporation effective on the closing of the transactions contemplated by the Purchase Agreement.

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, I (the “Releasor”, which term includes my heirs, executors, administrators, successors and assigns) hereby release and forever discharge (i) the Corporation and (ii) its present and former officers, directors and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that I as a director of the Corporation or otherwise ever had, now have or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) (collectively, the “Claims”). In particular, without in any way limiting the generality of the foregoing, this Release shall apply to Claims arising for and by reason of or in any way arising out of any and all claims and demands for moneys advanced, salary, wages, bonuses, expenses, retirement or pension allowances, fees, participation in profits or earnings, dividends or other remuneration or benefits enjoyed by me in connection with my appointment as a director of the Corporation or my employment by the Corporation or the termination of such directorship or employment, whether authorized or provided for by law, statute, contract, resolution, by-law or otherwise including, without limitation, the obligations, statutory, contractual or otherwise, of the Corporation to me in respect thereof, including, without limitation, any statutory entitlement to wages, vacation pay, termination pay, severance pay or any other payment, existing up to the present time.

I further covenant and agree not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

I further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

I hereby represent, warrant and covenant that I have not assigned and will not assign to any other person any of the Claims that I am releasing hereunder. I confirm that no consideration given to me by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

I acknowledge that I have been given sufficient time to consider my actions and to seek such independent legal or other advice as I deem appropriate and that I understand the terms of this Release. I further acknowledge that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by any Releasee to induce me to sign this Release and that there is no condition, express or implied or collateral agreement with respect to this Release.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED: [•]

Witness	Name:

Exhibit 2.05(7)(e)(ii)

Form of Minera Santa Rosa Release to Directors and Officers

TO:	Each of the Releasees (as defined below)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated [•], 2009 among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile, KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”). Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. Notwithstanding anything to the contrary contained herein, this release is subject to and without prejudice to the provisions of the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.01 thereof.

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, Minera Santa Rosa SCM (the “Corporation”) on its own behalf and on behalf of its successors and assigns (collectively, the “Releasors”) hereby release and forever discharge (i) Donald R. Lindsay, Joseph W. Ruetz, Juan Guillermo Levine Contreras, Gary M. Jones, Rafael Vergara Gutiérrez, Peter G. Kukielski, Peter C. Rozee, Jorge Carey Tagle, Robert D. Turner, Michael P. Lipkewich, George Stevens and Norman B. Keevil (ii) any other former officers, directors, alternate directors and employees of the Corporation nominated by the Teck Companies, and their respective, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained that the Releasors ever had, now have or can, shall or may hereafter have for or by reason of or in any way arising out of any and all claims and demands whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) as a result of having been an officer, director, alternate director or employee of the Corporation (collectively, the “Claims”), but only if the Releasee acted honestly and in good faith with a view to the best interests of the Corporation and in accordance with Applicable Law (as defined in the Purchase Agreement).

The Releasors further covenant and agree not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

The Releasors further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person other than Anglo American Norte S.A., Minera Anglo American Chile Limitada or Minorco Inversud S.A., or their successors or assigns (collectively, the “Anglo Group”), which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

The Releasors hereby represent, warrant and covenant that they have not assigned and will not assign to any other person (other than the Anglo Group, or any member thereof) any of the Claims that they are releasing hereunder. The Releasors confirm that no consideration given to them by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

This Release is provided without prejudice to the rights of the Releasors to assert, deny, defend or compromise any Claims, rights or facts against any member of the Anglo Group.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

The Releasors acknowledge that they have been given sufficient time to consider their actions and to seek such independent legal or other advice as they deem appropriate and that each understands the terms of this Release. The Releasors further acknowledge that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by any Releasee to induce a Releasor to sign this Release and that there is no condition, express or implied or collateral agreement with respect to this Release.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED: [•]

MINERA SANTA ROSA SCM

By:
Name:
Title:

Exhibit 2.05(7)(f)(i)

Form of Teck Companies’ Release

TO:	Each of the Releasees (as defined below)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated [•], 2009 among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile (collectively the “Teck Companies”), KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”) in respect of the purchase of certain shares of Minera Santa Rosa SCM (the “Corporation”). Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. Notwithstanding anything to the contrary contained herein, this Release is subject to and without prejudice to the provisions of the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.02 thereof.

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, each of the Teck Companies, on its own behalf, its affiliates and on behalf of its successors and assigns (collectively, the “Releasors”) hereby releases and forever discharges (i) the Corporation and its respective successors, assigns and predecessors and (ii) their respective present and former officers, directors and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, royalties, (including, but not limited to, the royalty and other undertakings arising under (A) the letter agreement dated December 5, 1996 among Empresa Minera de Mantos Blancos S.A., Minera Anglo American Chile Limitada, Inversiones Sudamericana S.A., Sociedad Minera, Industrial y Comercial Limitada and Minera Cominco Chile Limitada, and (B) the agreement dated December 5, 1996 between Minera Teck Chile S.A. and Minera Cominco Chile Limitada), Contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that such Releasor ever had, now has or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) (collectively, the “Claims”); provided however that nothing contained in this Release shall operate to release the Purchaser or Kinross from any of its obligations under the Purchase Agreement.

This Release shall not constitute an acknowledgement by the Releasors of any liability of the Releasors to any third party (including Empresa Minera de Mantos Blancos S.A., Inversiones Sudamericana S.A., Sociedad Minera, and Industrial y Comercial Limitada) and this Release is provided without prejudice to the rights of the Releasors to assert, deny, defend or compromise any Claims, rights or facts in respect of such third parties.

Each Releasor further covenants and agrees not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

Each Releasor further covenants and agrees not to make or continue any claim or complaint or initiate or continue any proceeding against any person which such Releasor might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

Each Releasor hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any of the Claims that such Releasor is releasing herein. Each Releasor confirms that no consideration given to it by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED: [•]

TECK COMINCO LIMITED

By:
Name:
Title:

TECK GOLD LTD.

By:
Name:
Title:

TECK GOLD LTD., AGENCIA CHILE

By:
Name:
Title:

Exhibit 2.05(7)(f)(ii)

Form of Minera Santa Rosa Release to Teck Companies

TO:	Each of the Releasees (as defined below)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated [•], 2009 among Teck Cominco Limited, Teck Gold Ltd., Teck Gold Ltd., Agencia Chile (collectively the “Teck Companies”), KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation in respect of the purchase of certain shares of Minera Santa Rosa SCM (the “Corporation”). Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. Notwithstanding anything to the contrary contained herein, this release is subject to and without prejudice to the provisions or subject matter of (i) the Ancillary Indemnity, the Transaction Documents and the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.01 of the Purchase Agreement; and (ii) the share purchase agreement made as of November 19, 2008 among the Purchaser, Anglo American Norte S.A. (“Anglo American”), Minera Anglo American Chile Limitada (“Minera Anglo”) and Minorco Inversud S.A. (“Inversud”) (Anglo American, Minera Anglo and Inversud, together with their successors and assigns being collectively the “Anglo Group”), any of the documents referred to therein, or any indemnities given by the Anglo Group (or any member thereof) to any of the Releasors (as defined below).

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, the Corporation, on its own behalf, and on behalf of its successors and assigns (collectively, the “Releasors”) hereby releases and forever discharges (i) the Teck Companies and their respective successors, assigns and predecessors and (ii) their respective present and former officers, directors and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, royalties, Contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that such Releasor ever had, now has or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) (collectively, the “Claims”); provided however that nothing contained in this Release shall operate to release the Teck Companies from any of their obligations under the Ancillary Indemnity, the Transaction Documents or the Purchase Agreement.

Each Releasor further covenants and agrees not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any person other than the Anglo Group (or any member thereof) in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

Each Releasor further covenants and agrees not to make or continue any claim or complaint or initiate or continue any proceeding against any person other than the Anglo Group (or any member thereof) which such Releasor might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

Each Releasor hereby represents, warrants and covenants that it has not assigned and will not assign to any other person (other than the Anglo Group, or any member thereof) any of the Claims that such Releasor is releasing herein.

This release is provided without prejudice to the rights of the Releasors to assert, deny, defend or compromise any Claims, rights or facts against any member of the Anglo Group.

Each Releasor confirms that no consideration given to it by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED: [•]

MINERA SANTA ROSA SCM

By:
Name:
Title:

Exhibit 2.05(8)(b)

Form of Kinross Companies’ Bring-Down Certificate

TO:	Teck Cominco Limited, Teck Gold Ltd. and Teck Gold Ltd., Agencia Chile (collectively, the “Teck Companies”)

This certificate is given pursuant to section 2.05(8)(c) of the Share Purchase Agreement dated [•], 2009 (the “Purchase Agreement”) among KG Minera LM S.A. (the “Purchaser”), Kinross Gold Corporation (“Kinross”) and the Teck Companies. Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.

I, [•], [a Director/officer] of [Kinross Company], hereby certify, for and on behalf of the [Kinross Company] and not in my personal capacity and without personal liability, as follows:

1.

[Kinross Company] has performed or complied in all material respects with all of the terms, covenants and conditions of the Purchase Agreement to be performed or complied with by it at or prior to the Pre-Closing.

2.

All of the representations and warranties of [Kinross Company] in the Purchase Agreement are materially true and correct at the date hereof, with the same force and effect as if such representations and warranties were made as at and as of the date hereof.

For Kinross only:

3.	To the Knowledge of Kinross, no Kinross MAE has occurred as at the date hereof.

Dated the [•], 2009.

Name:
Title:

Exhibit 2.05(8)(c)

Kinross Companies’ Corporate Certificate

Officer’s Certificate
of

[Kinross Company]

TO:	[Purchaser’s Chilean Counsel]

AND TO:	Teck Cominco Limited, Teck Gold Ltd. and Teck Gold Ltd., Agencia Chile (collectively, the “Teck Companies”)

RE:	Share Purchase Agreement dated [•], 2009 (the “Purchase Agreement”) among the Teck Companies, KG Minera LM S.A. (the “Purchaser”) and Kinross Gold Corporation (“Kinross”)

I, [•], the [Secretary] of [Kinross Company] certify, for and on behalf of [Kinross Company] and not in my personal capacity and without personal liability, that:

1.     This certificate is furnished to you pursuant to section 2.05(8)(d) of the Purchase Agreement and may be relied on by you for the purposes of your opinion to the Teck Companies contemplated by the Purchase Agreement. I have reviewed such books and records of [Kinross Company] and such other documents and have made such inquiries and investigations as I have considered necessary or appropriate to verify the matters addressed in this certificate. All capitalized terms used but not defined in this certificate have the meanings set out in the Purchase Agreement.

2.     Attached as Appendix 1 are true and complete copies of all of the by-laws of [Kinross Company] (the “By-laws”). No resolutions have been passed by the board of directors or shareholders of the [Kinross Company] to effect any amendment to or repeal of any of the By-laws.

3.     Attached as Appendix 2 is a true and complete copy of a resolution of the directors of [Kinross Company], passed at a meeting of directors by all the directors entitled to vote on the resolution at a meeting of directors on [•], 2008. Such resolution is the only resolution of [Kinross Company] dealing with the authorization of the transactions contemplated by the Purchase Agreement and has not been amended by any subsequent corporate action.

4.     The persons named in the attached Appendix 3 are directors and officers of [Kinross Company], holding the positions set forth in Appendix 3 opposite their respective names. Each signature set forth opposite the name of any such officer or director is a true specimen of the signature of such officer or director of [Kinross Company].

5.     Neither [Kinross Company] nor its shareholders have taken any steps to terminate its existence, amalgamate, continue in any other jurisdiction or change its corporate existence in any way since the date of its incorporation. [Kinross Company] has not received any notice or other communication from any Governmental Body or other Person indicating that there exists any situation which, unless remedied, could result in the termination of the corporate existence of [Kinross Company], nor am I aware of any facts which could form the basis on which such a notice could be sent.

6.     No act or proceeding has been taken by or against [Kinross Company] in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the [Kinross Company] or any arrangement or restructuring in respect of [Kinross Company] nor has [Kinross Company] received any notice in respect of any such act or proceeding and no receiver, receiver manager, monitor, custodian or any similar Person has been appointed in respect of [Kinross Company] or its assets.

* * * * * * * * * *

DATED: [•], 2009

Name:
Title:

Appendix 1

By-laws of
[Kinross Company]

Appendix 2

Resolutions of the Board of Directors of
[Kinross Company]

Appendix 3

Certain Officers and Directors of
[Kinross Company]

Name	Office	Specimen Signature

•	•

•	•

•	•